No. 812-15538

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDED AND RESTATED APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d)

AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER

THE ACT TO PERMIT CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS

17(d) AND 57(a)(4) OF THE ACT AND RULE 17d-l UNDER THE ACT

MidCap Financial Investment Corporation, Apollo Senior Floating Rate Fund Inc., Apollo Tactical Income Fund Inc., Apollo Debt Solutions BDC, Apollo Diversified Credit Fund, Apollo S3 Private Markets Fund, Middle Market Apollo Institutional Private Lending, Apollo Investment Management, L.P., Apollo Credit Management, LLC, Apollo Capital Credit Adviser, LLC, Apollo S3 RIC Management, L.P., AA Direct, L.P., AA Infrastructure Fund 1 Ltd., ACE Credit Fund, L.P., AGRE Debt Fund I, L.P., AGRE U.S. Real Estate Fund, L.P., Amissima Diversified Income ICAV, AMN Loan Fund, L.P., AP Kent Credit Master Fund, L.P., Apollo Accord Master Fund II, L.P., Apollo Accord Master Fund III, L.P., Apollo Accord Fund III B, L.P., Apollo Accord Fund IV, L.P., Apollo A-N Credit Fund, L.P., Apollo Asia Real Estate Fund II, L.P., Apollo Atlas Master Fund, LLC, Apollo Chiron Credit Fund, L.P., Apollo Commercial Real Estate Finance, Inc., Apollo Credit Master Fund Ltd., Apollo Credit Opportunity Fund III LP, Apollo Credit Strategies Master Fund Ltd., Apollo European Principal Finance Fund III (Dollar A), L.P., Apollo Hybrid Value Fund, L.P., Apollo Hybrid Value Fund II, L.P., Apollo Impact Mission Fund, L.P., Apollo Infrastructure Opportunities Fund II, L.P., Apollo Investment Fund IX, L.P., Apollo Investment Fund VII, L.P., Apollo Investment Fund VIII, L.P., Apollo Lincoln Fixed Income Fund, L.P., Apollo Moultrie Credit Fund, L.P., Apollo Natural Resources Partners II, L.P., Apollo Natural Resources Partners III, L.P., Apollo Navigator Aviation Fund I, L.P., Apollo Revolver Fund, L.P., Apollo Strategic Origination Partners, L.P., Apollo Tactical Value SPN Investments, L.P., Apollo Total Return Master Fund L.P., Apollo Tower Credit Fund, L.P., Apollo U.S. Real Estate Fund II L.P., Apollo U.S. Real Estate Fund III, L.P., Apollo/Cavenham European Managed Account II, L.P., Athene Holding Ltd., Athora Lux Invest S.C.Sp., Financial Credit Investment II, L.P., Financial Credit Investment III, L.P., Financial Credit Investment IV, L.P., MidCap FinCo Holdings Limited, NNN Investor 1, L.P., Athora Lux Invest NL S.C.Sp., ACE Credit Management, LLC, ACF Europe Management, LLC, ACREFI Management, LLC, Aegon Ireland plc, AGRE-CRE Debt Manager, LLC, AGRE NA Management, LLC, AP Kent Management, LLC, Apollo Accord Management II, LLC, Apollo Accord Management III, LLC, Apollo Accord Management III B, L.P., Apollo Accord Management IV, L.P., Apollo A-N Credit Management, LLC, Apollo Asia Management II, L.P., Apollo Asset Management Europe LLP, Apollo Atlas Management, LLC, Apollo Capital Management, L.P., Apollo Centre Street Management, LLC, Apollo Centre Street Partnership L.P., Apollo Chiron Management, LLC, Apollo Credit Management (CLO), LLC, Apollo Credit Opportunity Management III, LLC, Apollo EPF Management III, LLC, Apollo Europe Management III, LLC, Apollo European Senior Debt Management, LLC, Apollo European Strategic Management, L.P., Apollo Global Real Estate Management, L.P., Apollo Hercules Management, LLC, Apollo Hercules Partners, L.P., Apollo Hybrid Value Management, L.P., Apollo Hybrid Value Management II, L.P., Apollo Impact Mission Management, L.P., Apollo India Credit Opportunity Management, LLC, Apollo Infrastructure Opportunities Management II, L.P., Apollo Investment Management Europe LLP, Apollo Kings Alley Credit Fund Management, LLC, Apollo Lincoln Fixed Income Management, LLC, Apollo Lincoln Private Credit Management, LLC, Apollo Management International LLP, Apollo Management IX, L.P., Apollo Management VII, L.P., Apollo Management VIII, L.P., Apollo Moultrie Credit Fund Management LLC, Apollo NA Management II, LLC, Apollo NA Management III, LLC, Apollo Navigator Management I, LLC, Apollo Oasis Management, LLC, Apollo Origination Management, L.P., Apollo PPF Credit Strategies Management, LLC, Apollo Oasis Partners, L.P., Apollo Origination Partnership, L.P., Apollo Palmetto Strategic Partnership, L.P., Apollo Revolver Capital Management, LLC, Apollo ST Fund Management LLC, Apollo Strategic Origination Management, L.P., Apollo Tactical Value SPN Management, LLC, Apollo Tower Credit Management, LLC, Apollo Union Street Management, LLC, Apollo

Union Street Partners, L.P., Apollo Zeus Strategic Management, LLC, Apollo/Cavenham EMA Management II, LLC, Financial Credit Investment II Manager, LLC, Financial Credit Investment III Manager, LLC, Financial Credit Investment IV Manager, LLC, Apollo Investment Management Europe (Luxembourg) S.a r.l., Apollo Total Return Management LLC, Apollo Commodities Management, L.P., Apollo Insurance Solutions Group LP, Apollo MidCap US Direct Lending 2019, L.P., NNN Investor 2 (Auto), L.P., NNN Opportunities Fund, L.P., Apollo PPF Opportunistic Credit Partners (Lux), SCSp, Apollo PPF Credit Strategies, LLC, Apollo PPF Credit Management, LLC, Apollo Co-Investment Capital Management, LLC, Alteri Investments II, SCSp, Merx Aviation Finance, LLC, Apollo Accord+ Fund (Lux), SCSp, Apollo Accord+ Offshore Fund, L.P., Apollo Accord+ Fund, L.P., Apollo Revolver Fund II (Offshore), L.P., Apollo Revolver Fund II, L.P., Apollo Revolver Fund II (ATH), L.P., Apollo Accord+ Management, L.P., Apollo Revolver Management II (ATH), L.P., Apollo Revolver Management II, L.P., Apollo Accord Fund V, L.P., Apollo Investment Fund X, L.P., Apollo Total Return Fund—Investment Grade, L.P., Apollo Accord Management V, L.P., Apollo Management X, L.P., Apollo Total Return Fund—Investment Grade Management, L.P., ACMP Holdings, LLC, Apollo Aligned Alternatives, L.P., Redding Ridge Asset Management, LLC, Apollo Asset-Backed Finance Fund, L.P., Apollo Origination Partnership II (Levered), L.P., Apollo Origination Partnership II (Unlevered), L.P., Apollo Delphi Fund, L.P., Apollo Defined Return Fund, L.P., Apollo European Principal Finance Fund IV (Dollar A), L.P., Apollo European Principal Finance Fund IV (Dollar B), L.P., Apollo European Principal Finance Fund IV (Euro B1), L.P., Apollo European Principal Finance Fund IV (Lux Euro B2), SCSp, Apollo EPF Management IV, L.P., Apollo Accord Offshore Fund V, L.P., Apollo Accord Fund V (Lux), SCSp, Apollo Clean Transition Capital Overseas II, L.P., Apollo Clean Transition Capital Fund, L.P., Apollo Calliope Fund, L.P., Apollo Digital Origin Partners, L.P., Apollo Core Infrastructure Fund, L.P., Apollo Infrastructure Opportunities Fund II (Overseas), L.P., Apollo Infrastructure Opportunities Fund II (TE 892), L.P., Apollo Infrastructure Opportunities Fund II (Lux), SCSp, Apollo Infrastructure Opportunities Fund III (Overseas), L.P., Apollo Infrastructure Opportunities Fund III (TE 892), L.P., Apollo Infrastructure Opportunities Fund III (Lux), SCSp, Apollo Infrastructure Opportunities Fund III, L.P., RRE Bricata 2 Designated Activity Company, RRE Royal 2 Designated Activity Company, RRE 16 Loan Management Designated Activity Company, RRE 14 Loan Management Designated Activity Company, RRE 9 Loan Management Designated Activity Company, RRE 12 Loan Management Designated Activity Company, RRE 8 Loan Management Designated Activity Company, RRE 7 Loan Management Designated Activity Company, RRE 10 Loan Management Designated Activity Company, RRE 6 Loan Management DAC, RRE 15 Loan Management Designated Activity Company, RRE 2 Loan Management Designated Activity Company, RRE 11 Loan Management Designated Activity Company, RRE 3 Loan Management Designated Activity Company, RRE 5 Loan Management Designated Company, RRE 1 Loan Management Designated Activity Company, RR 1 Ltd., RR 14 Ltd., RR 15 Ltd., RR 16 Ltd., RR 17 Ltd., RR 18 Ltd., RR 19 Ltd., RR 2 Ltd., RR 20 Ltd., RR 21 Ltd., RR 22 Ltd., RR 23 Ltd., RR 24 Ltd., RR 25 Ltd., RR 26 Ltd., RR 27 Ltd., RR 4 Ltd., RR 5 Ltd., RR 6 Ltd., RR 7 Ltd., RR 8 Ltd., RR Berbere 2 Ltd., RR Bhut Jolokia 3 Ltd., RR Cayenne 4 Ltd., RR Poblano 4 Ltd., RR Reaper Brown Carolina 2 Ltd., RR Reaper Brown Carolina 3 Ltd., RR Tabasco 1 Ltd., AP Tundra Holdings LLC, ALM 2020, Ltd., AOP Finance Partners, L.P., Athora Lux Invest SCSP Duration Fund, Mercer Multi-Asset Credit Fund, Apollo Helius Multi-Credit Fund I, AAA Aviation Holdings, L.P., AA Pencil Holdings, L.P., AA Tundra Investor, L.P., Aspen American Insurance Company, Aspen Specialty Insurance Company, Apollo Credit Secondaries Fund I, L.P., Apollo US Broadly Syndicated Loans Fund, Apollo Opportunistic Credit Fund, MMJV LLC, Apollo S3 Equity & Hybrid Solutions Fund, L.P., Apollo S3 Equity & Hybrid Solutions Offshore Fund, L.P., Apollo S3 Equity & Hybrid Solutions Fund (TE 892), L.P., Apollo S3 Equity & Hybrid Solutions Offshore Fund (Lux), SCSp

9 West 57th Street

New York, NY 10019

Lord Abbett Flexible Income Fund

Lord Abbett FIF Advisor LLC

90 Hudson Street,

Jersey City, New Jersey 07302-3973

All Communications, Notices and Orders to:

Tanner Powell

Chief Executive Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

(212) 515-3450

and

Kristin Hester

Chief Legal Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

(212) 515-3450

Copies to:

David Blass, Esq.

Steven Grigoriou, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

David.Blass@stblaw.com

Steven.Grigoriou@stblaw.com

June 26, 2024

This Application (including Exhibits) contains 155 pages

I.	INTRODUCTION

A.	Requested Relief

MidCap Financial Investment Corporation (f/k/a Apollo Investment Corporation) and its related entities, identified in section I.B. below, hereby request an order (the “Order”) pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940 (the “Act”)1 and Rule 17d-1 thereunder2 authorizing certain joint transactions that otherwise would be prohibited by either or both of Sections 17(d) and 57(a)(4) as modified by the exemptive rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under the Act.

In particular, the relief requested in this application (the “Application”) would allow one or more Regulated Funds (including one or more MFIC Funds) and/or one or more Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 17(d) or 57(a)(4) and the rules under the Act. All existing entities that currently intend to rely on the Order have been named as Applicants (defined below) and any existing or future entities that may rely on the Order in the future will comply with its terms and Conditions set forth in this Application.

The Order sought by this Application would supersede the order, dated December 29, 2021 and as amended December 6, 2022, issued by the Commission to MidCap Financial Investment Corporation (f/k/a Apollo Investment Corporation) and certain of its affiliates under Sections 17(d) and 57(i) of the Act and Rule 17d-1 of the Act permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the Act and Rule 17d-1 of the Act (the “Prior Order”),3 with the result that no person will continue to rely on the Prior Order if the Order is granted.4

B.	Applicants Seeking Relief:

The following Applicants each qualify as a Regulated Fund:

•

MidCap Financial Investment Corporation (“MFIC”) (f/k/a Apollo Investment Corporation), is a Maryland corporation which is an externally managed closed-end, diversified management investment company that has elected to be regulated as a business development company (“BDC”). AIM (defined below) serves as investment adviser to MFIC;

•

Apollo Senior Floating Rate Fund Inc. (“AFT”), is a Maryland corporation structured as a closed-end, non-diversified management investment company. ACM (defined below) serves as investment adviser to AFT;

•	Apollo Tactical Income Fund Inc. (“AIF”), a Maryland corporation structured as a closed-end, non-diversified management investment company. ACM (defined below) serves as investment adviser to AIF;

[1]	Unless otherwise indicated, all section references herein are to the Act.
[2]	Unless otherwise indicated, all rule references herein are to rules under the Act.
[3]

Apollo Investment Corporation, et al. (File No. 812-15015) Investment Company Act Rel. Nos. 34432 (December 3, 2021) (notice) and 34458 (December 29, 2021) (order) as amended by MidCap Financial Investment Corporation, et al. (File No. 812-15382) Investment Company Act Rel. Nos. 34770 (December 9, 2022) (notice) and 34799 (January 10, 2023) (order).

[4]

No Regulated Fund (as defined below) or Affiliated Fund (as defined below) that relies on this Order will rely on any other order of the Commission authorizing co-investment transactions pursuant to sections 17(d) and 57(i) of the Act and no entity that relies on another such order of the Commission will rely on this Order.

•

Apollo Debt Solutions BDC (“ADS”), is a Delaware statutory trust structured as a non-diversified, closed-end management investment company that has elected to be regulated as a BDC. ACM (defined below) serves as investment adviser to ADS;

•

Apollo Diversified Credit Fund (“ADCF”), is a Delaware statutory trust structured as a continuously offered, diversified, closed-end management investment company that is operated as an interval fund. ACC (defined below) serves as investment adviser to ADCF and ACM (defined below) serves as investment sub-adviser to ADCF;

•

Apollo S3 Private Markets Fund (“ASPM”), is a Delaware statutory trust structured as a non-diversified, closed-end management investment company. ASRM (defined below) serves as investment adviser to ASPM;

•

Middle Market Apollo Institutional Private Lending (“MMAIPL”) is a Delaware statutory trust structured as a non-diversified, closed-end management investment company that has elected to be regulated as a BDC. ACM (defined below) serves as investment adviser to MMAIPL; and

•

Lord Abbett Flexible Income Fund (“LA Fund”), is a Delaware statutory trust structured as a continuously offered, diversified, closed-end management investment company that is operated as an interval fund. Lord Abbett (defined below) serves as investment adviser to LA Fund and ACM (defined below) serves as investment sub-adviser to LA Fund.

The following Applicant qualifies as an MFIC Downstream Fund:

•	Merx Aviation Finance, LLC (“Merx”), is a Delaware limited liability company that is a special purpose vehicle owned by MFIC.

The following Applicants each qualify as an Adviser:

•	Apollo Investment Management, L.P. (“AIM”), is a Delaware limited partnership and the investment adviser to MFIC;

•	Apollo Credit Management, LLC (“ACM”), is a Delaware limited liability company and the investment adviser to AFT, AIF, ADS and MMAIPL;

•	Apollo Capital Credit Adviser, LLC (“ACC”), is a Delaware limited liability company and the investment adviser to ADCF;

•	Apollo S3 RIC Management, L.P. (“ASRM”), is a Delaware limited partnership and the investment adviser to ASPM;

•	Lord Abbett FIF Advisor LLC (“Lord Abbett”), is a Delaware limited liability company and will be the investment adviser to LA Fund;[5] and

•

The investment advisers to the Existing Affiliated Funds (defined below) that are identified in Appendix A (“Existing Advisers to Affiliated Funds”), each of which is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).

[5]

Lord Abbett is not (i) an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) of the Apollo Advisers (as defined below); or (ii) an affiliated person of an affiliated person of the Apollo Advisers (as defined below), except for the affiliation that arises as a result of serving as the investment adviser to a Regulated Fund that is subadvised by an Apollo Adviser.

Each of the Apollo Proprietary Accounts (as defined below) identified in Appendix A are advised by an Apollo Adviser and may, from time to time, hold various financial assets in a principal capacity and currently intend to participate in the proposed co-investment program; and the investment vehicles identified in Appendix A (the “Existing Affiliated Funds” and, together with the Apollo Proprietary Accounts, MFIC, AFT, AIF, ADS, ADCF, ASPM, MMAIPL, LA Fund, Merx, AIM, ACM, ACC, ASRM, Lord Abbett and the Existing Advisers to Affiliated Funds, the “Applicants”).

C.	Defined Terms

“Adviser” means an Apollo Adviser (as defined below) or Lord Abbett.

“Affiliated Fund”6 means any Existing Affiliated Fund, any Apollo Proprietary Account (defined below) or any entity (a) whose investment adviser (and sub-adviser(s), if any) are Apollo Advisers, (b) that either (x) would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act or (y) relies on Rule 3a-7 of the Act, (c) that is not a BDC Downstream Fund and (d) that intends to participate in the Co-Investment Program. No Existing Affiliated Fund is a BDC Downstream Fund.

“Apollo Adviser” means AIM, ACM, ACC, ASRM, and the Existing Advisers to Affiliated Funds and any Future Apollo Adviser.

“Apollo Proprietary Account” means any Apollo Adviser in a principal capacity, and any direct or indirect, wholly- or majority-owned subsidiary of an Apollo Adviser that, from time to time, may hold various financial assets in a principal capacity.

“BDC” means a business development company under the Act.7

“BDC Downstream Fund” means either (a) with respect to MFIC, Merx or (b) with respect to any Regulated Fund that is a BDC, an entity (i) that the BDC directly or indirectly controls, (ii) that is not controlled by any person other than the BDC (except a person that indirectly controls the entity solely because it controls the BDC), (iii) that would be an investment company but for section 3(c)(1) or 3(c)(7) of the Act, (iv) whose investment adviser (and sub-adviser, if any) is an Apollo Adviser, (v) that is not a Wholly-Owned Investment Sub and (vi) that intends to participate in the Co-Investment Program.

“Board” means (i) with respect to a Regulated Fund other than a BDC Downstream Fund, the board of directors (or the equivalent) of the Regulated Fund and (ii) with respect to a BDC Downstream Fund, the Independent Party of the BDC Downstream Fund.

[6]

Affiliated Funds may include funds that are ultimately structured as collateralized loan obligation funds (“CLOs”). Such CLOs would be investment companies but for the exception provided in section 3(c)(7) of the Act or their ability to rely on rule 3a-7 of the Act. During the investment period of a CLO, the CLO may engage in certain transactions customary in CLO formations with another Affiliated Fund on a secondary basis at fair market value. For purposes of the Order, any securities that were acquired by an Affiliated Fund in a particular Co-Investment Transaction that are then transferred in such customary transactions to an Affiliated Fund that is or will become a CLO (an “Affiliated Fund CLO”) will be treated as if the Affiliated Fund CLO acquired such securities in the Co-Investment Transaction. For the avoidance of doubt, any such transfer from an Affiliated Fund to an Affiliated Fund CLO will be treated as a Disposition and completed pursuant to terms and conditions of the application, though applicants note that the Regulated Funds would be prohibited from participating in such Disposition by section 17(a)(2) or section 57(a)(2) of the Act, as applicable. The participation by any Affiliated Fund CLO in any such Co-Investment Transaction will remain subject to the Order.

[7]

Section 2(a)(48) defines a BDC to be any closed-end investment company that operates for the purpose of making investments in securities described in Section 55(a)(1) through 55(a)(3) and makes available significant managerial assistance with respect to the issuers of such securities.

“Board-Established Criteria” means criteria that the Board of a Regulated Fund may establish from time to time to describe the characteristics of Potential Co-Investment Transactions regarding which the Apollo Adviser to the Regulated Fund should be notified under Condition 1. The Board-Established Criteria will be consistent with the Regulated Fund’s Objectives and Strategies. If no Board-Established Criteria are in effect, then the Regulated Fund’s Apollo Adviser will be notified of all Potential Co-Investment Transactions that fall within the Regulated Fund’s then-current Objectives and Strategies. Board-Established Criteria will be objective and testable, meaning that they will be based on observable information, such as industry/sector of the issuer, minimum EBITDA (as defined below) of the issuer, asset class of the investment opportunity or required commitment size, and not on characteristics that involve a discretionary assessment. The Apollo Adviser to the Regulated Fund may from time to time recommend criteria for the Board’s consideration, but Board-Established Criteria will only become effective if approved by a majority of the Independent Directors. The Independent Directors of a Regulated Fund may at any time rescind, suspend or qualify its approval of any Board-Established Criteria, though Applicants anticipate that, under normal circumstances, the Board would not modify these criteria more often than quarterly.

“Close Affiliate” means the Advisers, the Regulated Funds, the Affiliated Funds and any other person described in Section 57(b) (after giving effect to Rule 57b-1) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) except for limited partners included solely by reason of the reference in Section 57(b) to Section 2(a)(3)(D).

“Co-Investment Program” means the proposed co-investment program that would permit one or more Regulated Funds and/or one or more Affiliated Funds to participate in the same investment opportunities where such participation would otherwise be prohibited under Section 57(a)(4) and Rule 17d–1 by (a) co-investing with each other in securities issued by issuers in private placement transactions in which an Apollo Adviser negotiates terms in addition to price;8 and (b) making Follow-On Investments (as defined below).

“Co-Investment Transaction” means any transaction in which a Regulated Fund (or its Wholly-Owned Investment Sub (defined below)) participated together with one or more Affiliated Funds and/or one or more other Regulated Funds in reliance on the Order.

“Disposition” means the sale, exchange or other disposition of an interest in a security of an issuer.

“Eligible Directors” means, with respect to a Regulated Fund and a Potential Co-Investment Transaction, the members of the Regulated Fund’s Board eligible to vote on that Potential Co-Investment Transaction under Section 57(o) of the Act (treating any registered investment company or series thereof as a BDC for this purpose).

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

“Future Apollo Adviser” means any future investment adviser that (i) controls, is controlled by, or is under common control with Apollo Global Management, Inc. (“AGM”), (ii) (a) is registered as an investment adviser under the Advisers Act or (b) is a relying adviser of an investment adviser that is registered under the Advisers Act and that controls, is controlled by, or is under common control with, AGM and (iii) is not a Regulated Fund or a subsidiary of a Regulated Fund.

“Future Regulated Fund” means a closed-end management investment company (a) that is registered under the Act or has elected to be regulated as a BDC, (b) either (x) whose investment adviser (and sub-adviser(s), if any) is an Apollo Adviser or (y) whose investment adviser is Lord Abbett and whose investment sub-adviser is an Apollo Adviser, and (c) that intends to participate in the Co-Investment Program.

[8]

The term “private placement transactions” means transactions in which the offer and sale of securities by the issuer are exempt from registration under the Securities Act of 1933 (the “Securities Act”).

“Independent Director” means a member of the Board of any relevant entity who is not an “interested person” as defined in Section 2(a)(19) of the Act. No Independent Director of a Regulated Fund (including any non-interested member of an Independent Party) will have a financial interest in any Co-Investment Transaction, other than indirectly through share ownership in one of the Regulated Funds.

“Independent Party” means, with respect to a BDC Downstream Fund, (i) if the BDC Downstream Fund has a board of directors (or the equivalent), the board or (ii) if the BDC Downstream Fund does not have a board of directors (or the equivalent), a transaction committee or advisory committee of the BDC Downstream Fund.

“JT No-Action Letters” means SMC Capital, Inc., SEC No-Action Letter (pub. avail. Sept. 5, 1995) and Massachusetts Mutual Life Insurance Company, SEC No-Action Letter (pub. avail. June 7, 2000).

“MFIC Fund” means MFIC or any MFIC Downstream Fund.

“MFIC Downstream Fund” means a BDC Downstream Fund that MFIC directly or indirectly controls. Currently, the only MFIC Downstream Fund is Merx. MFIC owns 100% of the equity, and has sole control, of Merx. Merx engages primarily in aircraft operating and leasing activities and is thus excluded from investment company status under Section 3(a). Applicants believe that allowing the other Regulated Funds and the Affiliated Funds to co-invest with Merx does not raise any legal or policy concerns that are not otherwise raised by allowing a Regulated Fund to co-invest with another Regulated Fund and/or one or more Affiliated Funds because, in terms of its operation and purpose, Merx differs from a private fund only in that it invests in and operates primarily aircrafts subject to leases instead of in investment securities.

“Objectives and Strategies” means (i) with respect to any Regulated Fund other than a BDC Downstream Fund, its investment objectives and strategies, as described in its most current registration statement on Form N-2, other current filings with the Commission under the Securities Act or under the Securities Exchange Act of 1934, as amended, and its most current report to stockholders, and (ii) with respect to any BDC Downstream Fund, those investment objectives and strategies described in its disclosure documents (including private placement memoranda and reports to equity holders) and organizational documents (including operating agreements).

“Potential Co-Investment Transaction” means any investment opportunity in which a Regulated Fund (or its Wholly-Owned Investment Sub) could not participate together with one or more Affiliated Funds and/or one or more other Regulated Funds without obtaining and relying on the Order.

“Pre-Boarding Investments” are investments in an issuer held by a Regulated Fund as well as one or more Affiliated Funds and/or one or more other Regulated Funds that were acquired prior to participating in any Co-Investment Transaction:

(i)	in transactions in which the only term negotiated by or on behalf of such funds was price in reliance on one of the JT No-Action Letters; or

(ii)	in transactions occurring at least 90 days apart and without coordination between the Regulated Fund and any Affiliated Fund or other Regulated Fund.

“Regulated Funds” means MFIC, AFT, AIF, ADS, ADCF, ASPM, MMAIPL, LA Fund, the Future Regulated Funds and the BDC Downstream Funds.

“Related Party” means (i) any Close Affiliate and (ii) in respect of matters as to which any Adviser has knowledge, any Remote Affiliate.

“Remote Affiliate” means any person described in Section 57(e) in respect of any Regulated Fund (treating any registered investment company or series thereof as a BDC for this purpose) and any limited partner holding 5% or more of the relevant limited partner interests that would be a Close Affiliate but for the exclusion in that definition.

“Required Majority” means a required majority, as defined in Section 57(o) of the Act.9

“SBIC Subsidiary” means a Wholly-Owned Investment Sub that is licensed by the Small Business Administration (the “SBA”) to operate under the Small Business Investment Act of 1958, as amended, (the “SBA Act”) as a small business investment company (an “SBIC”).

“Tradable Security” means a security that meets the following criteria at the time of Disposition:

(i)	it trades on a national securities exchange or designated offshore securities market as defined in rule 902(b) under the Securities Act;

(ii)	it is not subject to restrictive agreements with the issuer or other security holders; and

(iii)

it trades with sufficient volume and liquidity (findings as to which are documented by the Advisers to any Regulated Funds holding investments in the issuer and retained for the life of the Regulated Fund) to allow each Regulated Fund to dispose of its entire position remaining after the proposed Disposition within a short period of time not exceeding 30 days at approximately the value (as defined by section 2(a)(41) of the Act) at which the Regulated Fund has valued the investment.

“Wholly-Owned Investment Sub” means an entity (i) that is a wholly-owned subsidiary10 of a Regulated Fund (with such Regulated Fund at all times holding, beneficially and of record, directly or indirectly, 95% or more of the voting and economic interests); (ii) whose sole business purpose is to hold one or more investments on behalf of such Regulated Fund (and, in the case of an SBIC Subsidiary, maintain a license under the SBA Act and issue debentures guaranteed by the SBA); (iii) with respect to which such Regulated Fund’s Board has the sole authority to make all determinations with respect to the entity’s participation under the Conditions to this application; and (iv) (A) that would be an investment company but for Section 3(c)(1), 3(c)(5)(c) or 3(c)(7) of the Act, or (B) that qualifies as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code (“Code”) because substantially all of its assets would consist of real properties.

II.	APPLICANTS

Apollo Global Management, Inc., a publicly traded company, owns controlling interests in the Apollo Advisers, and thus may be deemed to control the Regulated Funds and the Affiliated Funds. AGM, however, is a holding company and does not currently offer investment advisory services to any person, is not expected to do so in the future, and will not be the source of any Potential Co-Investment Transactions under the requested Order. Accordingly, AGM has not been included as an Applicant.

A.	MidCap Financial Investment Corporation and Merx Aviation Finance, LLC

MFIC is a specialty finance company that is a closed-end, diversified management investment company incorporated in Maryland. MFIC has elected to be regulated as a BDC under the Act, has qualified and elected to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and intends to continue to qualify as a RIC in the future.

[9]

In the case of a Regulated Fund that is a registered closed-end fund, the Board members that make up the Required Majority will be determined as if the Regulated Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a board of directors (or the equivalent), the members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o). In the case of a BDC Downstream Fund with a transaction committee or advisory committee, the committee members that make up the Required Majority will be determined as if the BDC Downstream Fund were a BDC subject to Section 57(o) and as if the committee members were directors of the fund.

[10]	A “wholly-owned subsidiary” of a person is as defined in Section 2(a)(43) of the Act and means a company 95% or more of the outstanding voting securities of which are owned by such person.

MFIC’s investment objective is to generate both current income and capital appreciation through debt and equity investments. MFIC invests primarily in middle market companies, where it believes the supply of primary capital is limited and investment opportunities are most attractive. MFIC’s primary investment mandate (as more fully described in MFIC’s disclosure documents, as may be amended or supplemented from time to time) is to focus on senior secured loans and subordinated and mezzanine investments and/or equity in private middle market companies, which may include an equity component such as warrants. MFIC may also invest in the securities of public companies. In addition, MFIC and its affiliated persons, as defined in Section 2(a)(3)(C) of the Act (“Affiliates”), together have the ability to provide “one stop” financing with the ability to hold larger investments than many of MFIC’s competitors. The ability to hold larger investments benefits MFIC’s stockholders by: (i) increasing flexibility, (ii) broadening market relationships and access to deal flow, (iii) allowing MFIC to optimize its portfolio composition, (iv) allowing MFIC to provide capital to middle market companies, which MFIC believes currently have limited access to capital from traditional lending sources, and (v) potentially increasing the availability of more favorable investment terms and protections.

MFIC’s business and affairs are managed under the direction of a Board, which currently consists of seven members, four of whom are Independent Directors. MFIC’s Board has delegated daily management and investment authority to AIM pursuant to an investment advisory and management agreement (the “Investment Advisory Agreement”). Apollo Investment Administration, LLC (“Apollo Administration”) serves as MFIC’s administrator pursuant to an administration agreement.

Merx, a vehicle owned by MFIC to engage in aircraft leasing and related businesses, is a Delaware limited liability company. If applicants receive the requested Order, Merx may on occasion engage in Co-Investment Transactions with other Regulated Funds and with Affiliated Funds.

B.	Apollo Senior Floating Rate Fund Inc.

AFT is a Maryland corporation and is registered with the Commission under the Act as a closed-end, non-diversified management investment company. AFT’s investment objective is to seek current income and preservation of capital through debt investments. AFT invests primarily in senior, secured loans made to companies whose debt is rated below investment grade and investments with similar economic characteristics. AFT may also invest in subordinated loans and corporate bonds. Subordinated loans generally have the same characteristics as senior, secured loans except that such loans are subordinated in payment and/or lower in lien priority to first lien holders. In addition, AFT may invest in (i) loan interests that are not secured by any collateral of a borrower; (ii) other income producing securities (including, without limitation, U.S. Government debt securities and investment and non-investment grade, subordinated and unsubordinated corporate debt securities); (iii) rights, warrants and equity securities issued by a borrower or its affiliates as part of a package of investments in a borrower or its affiliates and (iv) structured products. AFT may also invest in other assets for, among other reasons, cash management, financing activities or hedging transactions.

AFT’s business and affairs are managed under the direction of its Board. AFT’s Board currently consists of six members, four of whom are Independent Directors.

C.	Apollo Tactical Income Fund Inc.

AIF is a Maryland corporation and is registered with the Commission under the Act as a closed-end, non-diversified management investment company. AIF’s investment objective is to seek current income and preservation of capital through debt investments. AIF invests primarily in credit instruments that are rated below investment grade, including senior, secured loans and high yield corporate bonds, based on absolute and relative value considerations and its analysis of the credit markets.

AIF’s business and affairs are managed under the direction of its Board. AIF’s Board currently consists of six members, four of whom are Independent Directors.

D.	Apollo Debt Solutions BDC

ADS is a specialty finance company that is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. ADS has elected to be regulated as a BDC under the Act and has elected to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

ADS’ investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. ADS seeks to invest primarily in certain directly originated assets, including debt securities, made to or issued by large private U.S. borrowers, which it generally defines as companies with more than $75 million in earnings before interest, taxes, depreciation and amortization (“EBITDA”). ADS invests primarily in private credit opportunities in directly originated assets, including loans and other debt securities, made to or issued by large private U.S. borrowers, with a strong emphasis on senior secured lending. Under normal circumstances, ADS invests directly or indirectly at least 80% of its total assets (net assets plus borrowings for investment purposes) in debt instruments of varying maturities.

ADS’ business and affairs are managed under the direction of a Board, which currently consists of five members, four of whom are Independent Directors.

E.	Apollo Diversified Credit Fund

ADCF is a continuously offered, diversified, closed-end management investment company that is operated as an interval fund and is organized as a Delaware statutory trust. ADCF has elected to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

ADCF’s investment objective is to generate a return comprised of both current income and capital appreciation with an emphasis on current income with low volatility and low correlation to the broader markets. ADCF pursues its investment objective through a “multi-asset” approach across private and public credit markets and is centered around five key strategy pillars: (1) corporate direct lending, (2) asset-backed lending, (3) performing credit, (4) dislocated credit and (5) structured credit. Under normal market conditions, ADCF will invest at least 80% of its total assets (net assets plus borrowings for investment purposes) in debt securities.

ADCF’s business and affairs are managed under the direction of a Board, which currently consists of five members, four of whom are Independent Directors.

F.	Apollo S3 Private Markets Fund

ASPM is a continuously offered, non-diversified, closed-end management investment company that is organized as a Delaware statutory trust. ASPM intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

ASPM’s investment objective is to seek to provide long-term capital appreciation. ASPM intends to pursue its investment objective by investing in a portfolio of private equity, private credit and other private assets (collectively, “private market investments”). The Fund’s private market investments predominantly focus on private equity (including buyout and growth equity) and private credit strategies, and may opportunistically include select exposures in other private markets strategies including real assets, infrastructure and venture capital, among others. Under normal circumstances, ASPM seeks to invest at least 80% of its net assets (plus the amount of any borrowings for investment purposes) in private market investments.

ASPM’s business and affairs are managed under the direction of a Board, which consists of five members, four of whom are Independent Directors.

G.	Middle Market Apollo Institutional Private Lending

MMAIPL is a closed-end, non-diversified management investment company organized as a Delaware statutory trust. MMAIPL has elected to be regulated as a BDC under the Act and intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

MMAIPL’s investment objectives are to generate current income and, to a lesser extent, long-term capital appreciation. MMAIPL seeks to invest primarily in certain directly originated assets, including debt securities, made to or issued by private U.S. borrowers. MMAIPL invests primarily in private credit opportunities in directly originated assets, including loans and other debt securities, made to or issued by private U.S. borrowers. Under normal circumstances, MMAIPL invests directly or indirectly at least 80% of its total assets (net assets plus borrowings for investment purposes) in debt instruments of varying maturities issued by middle market companies.

MMAIPL’s business and affairs are managed under the direction of a Board, which currently consists of five members, three of whom are Independent Directors.

H.	Lord Abbett Flexible Income Fund

LA Fund is a continuously offered, diversified, closed-end management investment company that is operated as an interval fund and is organized as a Delaware statutory trust. LA Fund intends to elect to be treated as a RIC under Subchapter M of the Code, and intends to qualify annually thereafter as a RIC.

LA Fund’s investment objective is to provide total return. LA Fund pursues its investment objective by combining two complementary sets of investment strategies: (i) short duration liquid credit, which will be managed by Lord Abbett; and (ii) a private credit strategy that will consist of asset-backed credit and private direct lending, which will be managed by ACM. ACM, and not Lord Abbett, will be the source of all Potential Co-Investment Transactions offered to the LA Fund.

LA Fund’s business and affairs are managed under the direction of a Board. The composition of the LA Fund’s Board will comply with the Act concurrent with the effectiveness of its registration statement.

I.	Apollo Investment Management, L.P.

AIM, a Delaware limited partnership that is registered under the Advisers Act, serves as the investment adviser to MFIC pursuant to the Investment Advisory Agreement. Subject to the overall supervision of MFIC’s Board, AIM manages the day-to-day operations of, and provides investment advisory and management services to, MFIC. Under the terms of the Investment Advisory Agreement, AIM determines the composition of MFIC’s portfolio, the nature and timing of the changes to MFIC’s portfolio, and the manner of implementing such changes, identifies, evaluates, and negotiates the structure of the investments MFIC makes (including performing due diligence on MFIC’s prospective portfolio companies); closes, monitors and, when and where applicable, restructures the investments MFIC makes; and determines the investments and other assets that MFIC purchases, retains or sells.

Pursuant to the administration agreement, Apollo Administration furnishes MFIC with office facilities, equipment and clerical, bookkeeping and record-keeping services at such facilities. Under the administration agreement, Apollo Administration also performs, or oversees the performance of, MFIC’s required administrative services, which include, among other things, being responsible for the financial records that MFIC is required to maintain and preparing reports to MFIC’s stockholders and reports filed with the Commission. In addition, Apollo Administration oversees MFIC in determining and publishing MFIC’s net asset value, oversees the preparation and filing of MFIC’s tax returns and the printing and dissemination of reports to MFIC’s stockholders, and generally oversees the payment of MFIC’s expenses and the performance of administrative and professional services rendered to MFIC by others.

Both AIM and Apollo Administration are indirect subsidiaries of AGM, Affiliates of which are or will be the investment advisers to the Affiliated Funds.

J.	Apollo Credit Management, LLC

ACM is a Delaware limited liability company that is registered under the Advisers Act. ACM serves as the investment adviser to AFT, AIF, ADS ASPM and MMAIPL pursuant to investment advisory agreements with each entity. ACM serves as the investment sub-adviser to ADCF and the LA Fund pursuant to sub-advisory agreements with ACC and Lord Abbett, respectively. Pursuant to administration agreements, ACM serves as the administrator to AFT, ADS and MMAIPL.

K.	Apollo Capital Credit Adviser, LLC

ACC is a Delaware limited liability company that is registered under the Advisers Act. Pursuant to an investment advisory agreement, ACC serves as the investment adviser to ADCF.

L.	Apollo S3 RIC Management, L.P.

ASRM is a Delaware limited partnership that is registered under the Advisers Act. Pursuant to an investment advisory agreement, ASRM serves as the investment adviser to ASPM.

M.	Lord Abbett FIF Advisor LLC

Lord Abbett is a Delaware limited liability company that will be registered under the Advisers Act. Pursuant to an investment advisory agreement, Lord Abbett will serve as the investment adviser to LA Fund.

Lord Abbett will delegate responsibility for the Co-Investment Program described herein to an Apollo Adviser and cannot cause the LA Fund or any Regulated Fund, Future Regulated Fund or Affiliated Fund to enter into a Potential Co-Investment Transaction.

N.	Existing Affiliated Funds

The Existing Advisers to Affiliated Funds are the investment advisers to the Existing Affiliated Funds. Each of the Existing Advisers to Affiliated Funds is registered as an investment adviser under the Advisers Act. A complete list of the Existing Affiliated Funds and the Existing Advisers to Affiliated Funds is included in Appendix A.

III.	ORDER REQUESTED

The Applicants respectfully request an Order of the Commission under Sections 17(d) and 57(i) and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds to enter into Co-Investment Transactions with each other.

The Regulated Funds and the Affiliated Funds seek relief to enter into Co-Investment Transactions because such Co-Investment Transactions would otherwise be prohibited by either or both of Section 17(d) or Section 57(a)(4) and the Rules under the Act. This Application seeks relief in order to (i) enable the Regulated Funds and Affiliated Funds to avoid, among other things, the practical commercial and/or economic difficulties of trying to structure, negotiate and persuade counterparties to enter into transactions while awaiting the granting of the relief requested in individual applications with respect to each Co-Investment Transaction that arises in the future and (ii) enable the Regulated Funds and the Affiliated Funds to avoid the significant legal and other expenses that would be incurred in preparing such individual applications.

A.	Overview

Applicants include multiple advisers that are subsidiaries of AGM. The Apollo Advisers manage numerous credit, equity and real asset funds and separate accounts with a wide variety of mandates and aggregate assets of approximately $671 billion as of March 31, 2024. These clients currently include a BDC and registered investment companies that are regulated under the Act. Each Apollo Adviser manages the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of the BDC and the registered investment companies, the Act.

Lord Abbett is not an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) of AGM. Lord Abbett is a wholly-owned subsidiary of Lord, Abbett & Co. (“LAC”). LAC manages one of the nation’s oldest mutual fund complexes and manages approximately $199 billion in assets across a full range of mutual funds, institutional accounts, and separately managed accounts, including $1.2 billion for which LAC provides investment models to managed account sponsors, as of March 31, 2024. Lord Abbett manages the assets entrusted to it by its clients in accordance with its fiduciary duty to those clients and, in the case of the registered investment companies, the Act. Lord Abbett will serve as the investment adviser to the LA Fund and is not currently expected to advise any other clients. Neither Lord Abbett nor LAC will be the source of any Potential Co-Investment Transactions under the requested Order.

The Applicants discuss the need for the requested relief in greater detail in Section III.C. below.

The Apollo Advisers have established rigorous processes ensuring compliance with the Prior Order and for allocating initial investment opportunities, opportunities for subsequent investments in an issuer and dispositions of securities holdings reasonably designed to treat all clients fairly and equitably. As discussed below, these processes will be extended and modified in a manner reasonably designed to ensure that the additional transactions permitted under the Order will both (i) be fair and equitable to the Regulated Funds and the Affiliated Funds and (ii) comply with the Conditions contained in the Order.

1. The Investment Process

The investment process consists of three stages: (i) the identification and consideration of investment opportunities (including follow-on investment opportunities); (ii) order placement and allocation; and (iii) consideration by each applicable Regulated Fund’s Board when a Potential Co-Investment Transaction is being considered by one or more Regulated Funds, as provided by the Order.

(a) Identification and Consideration of Investment Opportunities

The Apollo Advisers are organized and managed such that the individual portfolio managers, as well as the teams and committees of portfolio managers, analysts and senior management (“Investment Teams” and “Investment Committees”),11 responsible for evaluating investment opportunities and making investment decisions on behalf of clients are promptly notified of the opportunities.

Opportunities for Potential Co-Investment Transactions may arise when investment advisory personnel of an Apollo Adviser become aware of investment opportunities that may be appropriate for a Regulated Fund and one or more Affiliated Funds. Under the Prior Order, the Apollo Advisers established and implemented policies and procedures reasonably designed to ensure that, when such opportunities arise, the Apollo Advisers to the relevant Regulated Funds are promptly notified and receive the same information about the opportunity as any other Apollo Advisers considering the opportunity for their clients. If the requested Order is granted, such policies and procedures will be amended to reflect the terms of the requested Order. In particular, consistent with Condition 1, if a Potential Co-Investment Transaction falls within the then-current Objectives and Strategies and any Board-Established Criteria of a Regulated Fund, the policies and procedures will require that the relevant portfolio managers, Investment Teams and/or Investment Committees responsible for that Regulated Fund receive sufficient information to allow the Apollo Adviser to a Regulated Fund to make its independent determination and recommendations under Conditions 1, 2(a), 6, 7, 8 and 9 (as applicable).12 In addition, the policies and procedures will specify the

[11]	Investment Teams and Investment Committees responsible for an area of investment may include portfolio managers, analysts and senior management from among one or more of the Apollo Advisers.
[12]

Representatives from each Apollo Adviser to a Regulated Fund are members of each Investment Team or Investment Committee, or are otherwise entitled to participate in each meeting of any Investment Team or Investment Committee, that is expected to approve or reject recommended investment opportunities falling within its Regulated Funds’ Objectives and Strategies and Board-Established Criteria. Accordingly, the policies and procedures may provide, for example, that the Apollo Adviser will receive the information required under Condition 1 in conjunction with its representatives’ participation in the relevant Investment Team or Investment Committee. The Investment Teams and Investment Committees will keep minutes of their meetings, and such minutes will include reference to the specific investment opportunities considered at the meeting.

individuals or roles responsible for carrying out the policies and procedures, including ensuring that the Apollo Advisers receive such information. After receiving notification of a Potential Co-Investment Transaction under Condition 1(a), the Apollo Adviser to each applicable Regulated Fund, working through the applicable portfolio manager, or in conjunction with any applicable Investment Team or Investment Committee, will then make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

Applicants represent that, if the requested Order is granted, the investment advisory personnel of the Apollo Advisers to the Regulated Funds will be charged with making sure they identify, and participate in this process with respect to, each investment opportunity that falls within the Objectives and Strategies and Board-Established Criteria of each Regulated Fund. Applicants assert that the Apollo Advisers’ allocation policies and procedures are structured so that the relevant investment advisory personnel for each Regulated Fund will be promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of such Regulated Fund and that the Apollo Advisers will undertake to perform these duties regardless of whether the Apollo Advisers serve as investment adviser or sub-adviser to a Regulated Fund or Affiliated Fund.

(b) Order Placement and Allocation

General. If the Apollo Adviser to a Regulated Fund deems the Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate, it will, working through the applicable portfolio manager or in conjunction with any applicable Investment Team or Investment Committee, formulate a recommendation regarding the proposed order amount for the Regulated Fund. In doing so, the Apollo Adviser and any applicable Investment Team or Investment Committee may consider such factors, among others, as investment guidelines, issuer, industry and geographical concentration, availability of cash and other opportunities for which cash is needed, tax considerations, leverage covenants, regulatory constraints (such as requirements under the Act), investment horizon, potential liquidity needs, and the Regulated Fund’s risk concentration policies.

Allocation Procedure. For each Regulated Fund and Affiliated Fund whose Apollo Adviser recommends participating in a Potential Co-Investment Transaction, the Apollo Adviser will submit a proposed order amount to the internal trading function, which is comprised of a group of individual traders who collect and execute trades. Prior to the External Submission (as defined below), each proposed order amount may be reviewed and adjusted, in accordance with the Apollo Advisers’ written allocation policies and procedures, by an allocation committee for the area in question (e.g., credit, private equity, real estate) on which senior management, legal and compliance personnel from that area participate or, in the case of issues involving multiple areas or AGM as a whole, an AGM-wide allocation committee on which senior management, legal and compliance personnel for AGM participate.13 The order of a Regulated Fund or Affiliated Fund resulting from this process is referred to as its “Internal Order”. The Internal Order will be submitted for approval by the Required Majority of any participating Regulated Funds in accordance with the Conditions and as discussed in Section III.A.1.c. below.

If the aggregate Internal Orders for a Potential Co-Investment Transaction do not exceed the size of the investment opportunity immediately prior to the submission of the orders to the underwriter, broker, dealer or issuer, as applicable (the “External Submission”), then each Internal Order will be fulfilled as placed. If, on the other hand, the aggregate Internal Orders for a Potential Co-Investment Transaction exceed the size of the investment opportunity immediately prior to the External Submission, then the allocation of the opportunity will be made pro rata on the basis of the size of the Internal Orders.14 If, subsequent to such External Submission, the size of the

[13]	The reason for any such adjustment to a proposed order amount will be documented in writing and preserved in the records of the Apollo Adviser.
[14]

The Apollo Advisers will maintain records of all proposed order amounts, Internal Orders and External Submissions in conjunction with Potential Co-Investment Transactions. Each applicable Apollo Adviser will provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with the Conditions.

opportunity is increased or decreased, or if the terms of such opportunity, or the facts and circumstances applicable to the Regulated Funds’ or the Affiliated Funds’ consideration of the opportunity, change, the participants will be permitted to submit revised Internal Orders in accordance with written allocation policies and procedures that the Apollo Advisers will establish, implement and maintain; provided that, if the size of the opportunity is decreased such that the aggregate of the original Internal Orders would exceed the amount of the remaining investment opportunity, then upon submitting any revised order amount to the Board of a Regulated Fund for approval, the Apollo Adviser to the Regulated Fund will also notify the Board promptly of the amount that the Regulated Fund would receive if the remaining investment opportunity were allocated pro rata on the basis of the size of the original Internal Orders. The Board of the Regulated Fund will then either approve or disapprove of the investment opportunity in accordance with Condition 2, 6, 7, 8 or 9, as applicable.

Compliance. The Applicants represent that the Apollo Advisers’ allocation review process is a robust process designed as part of their overall compliance policies and procedures to ensure that every client is treated fairly and that the Apollo Advisers are following their allocation policies. The entire allocation process is monitored and reviewed by the compliance team, led by the chief compliance officer, and approved by the Board of each Regulated Fund.

(c) Approval of Potential Co-Investment Transactions

A Regulated Fund will enter into a Potential Co-Investment Transaction with one or more other Regulated Funds and/or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, the Required Majority approves it in accordance with the Conditions of this Order.

In the case of a BDC Downstream Fund with an Independent Party consisting of a transaction committee or advisory committee, the individuals on the committee would possess experience and training comparable to that of the directors of the parent Regulated Fund and sufficient to permit them to make informed decisions on behalf of the applicable BDC Downstream Fund. The use of Independent Parties for BDC Downstream Funds results in a standard of approval that Applicants believe is equally as stringent as the standard of approval that a board of directors would apply. Most importantly, Applicants represent that the Independent Parties of the BDC Downstream Funds would be bound (by law or by contract) by fiduciary duties comparable to those applicable to the directors of the parent Regulated Fund, including a duty to act in the best interests of their respective funds when approving transactions. These duties would apply in the case of all Potential Co-Investment Transactions, including transactions that could present a conflict of interest.

Further, Applicants believe that the existence of differing routes of approval between the BDC Downstream Funds and other Regulated Funds would not result in Applicants investing through the BDC Downstream Funds in order to avoid obtaining the approval of a Regulated Fund’s Board. Each Regulated Fund and BDC Downstream Fund has its own Objectives and Strategies and may have its own Board-Established Criteria, the implementation of which depends on the specific circumstances of the entity’s portfolio at the time an investment opportunity is presented. As noted above, consistent with its duty to its BDC Downstream Funds, the Independent Party must reach a conclusion on whether or not an investment is in the best interest of its relevant BDC Downstream Funds. An investment made solely to avoid an approval requirement at the Regulated Fund level should not be viewed as in the best interest of the entity in question and, thus, would not be approved by the Independent Party.

Applicants represent that the use of Independent Parties has been common practice in institutional funds for many years and sophisticated investors, including global institutional investors, have relied on their presence in fund structures to ensure equitable treatment. Moreover, although a traditional board of directors would not be required to approve Co-Investment Transactions for a BDC Downstream Fund, a Board of a Regulated Fund would be required, as part of the overall duty of care that it owes to that Regulated Fund and its shareholders, to monitor the Co-investment Transaction activity of the Regulated Fund’s respective BDC Downstream Funds to ensure that no pattern of abuse was extant.

A Regulated Fund may participate in Pro Rata Dispositions and Pro Rata Follow-On Investments without obtaining prior approval of the Required Majority in accordance with Conditions 6(c)(i) and 8(b)(i).

2. Delayed Settlement

All Regulated Funds and Affiliated Funds participating in a Co-Investment Transaction will invest at the same time, for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other. However, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa. Accordingly, if a fund has called committed capital from its investors but the investors have not yet funded the capital calls, it may need to delay settlement during the notice period. Delayed settlement may also occur where, for tax or regulatory reasons, an Affiliated Fund or Regulated Fund does not purchase new issuances immediately upon issuance but only after a short seasoning period of up to ten business days. Nevertheless, in all cases, (i) the date on which the commitment of the Affiliated Funds and Regulated Funds is made will be the same even where the settlement date is not and (ii) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other.

3. Permitted Follow-On Investments and Approval of Follow-On Investments

From time to time the Regulated Funds and Affiliated Funds may have opportunities to make Follow-On Investments in an issuer in which a Regulated Fund and one or more other Regulated Funds and/or Affiliated Funds previously have invested and continue to hold an investment. If the Order is granted, Follow-On Investments will be made in a manner that, over time, is fair and equitable to all of the Regulated Funds and Affiliated Funds and in accordance with the proposed procedures discussed above and with the Conditions of the Order. The Order, if granted, would permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer.

The Order would divide Follow-On Investments into two categories depending on whether the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for that issuer. If such Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the process discussed in Section III.A.3.a. below and governed by Condition 8. These Follow-On Investments are referred to as “Standard Review Follow-Ons.” If such Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Follow-On Investment would be subject to the “onboarding process” discussed in Section III.A.3.b. below and governed by Condition 9. These Follow-On Investments are referred to as “Enhanced Review Follow-Ons.”

(a) Standard Review Follow-Ons

A Regulated Fund may invest in Standard Review Follow-Ons either with the approval of the Required Majority using the procedures required under Condition 8(c) or, where certain additional requirements are met, without Board approval under Condition 8(b).

A Regulated Fund may participate in a Standard Review Follow-On without obtaining the prior approval of the Required Majority if it is (i) a Pro Rata Follow-On Investment or (ii) a Non-Negotiated Follow-On Investment.

A “Pro Rata Follow-On Investment” is a Follow-On Investment (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investments in the issuer or security, as appropriate,15 immediately preceding the Follow-On Investment, and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in the pro rata Follow-On Investments as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Follow-On Investments, in which case all subsequent Follow-On Investments will be submitted to the Regulated Fund’s Eligible Directors in accordance with Condition 8(c).

[15]	See note 29, below.

A “Non-Negotiated Follow-On Investment” is a Follow-On Investment in which a Regulated Fund participates together with one or more Affiliated Funds and/or one or more other Regulated Funds (i) in which the only term negotiated by or on behalf of the funds is price and (ii) with respect to which, if the transaction were considered on its own, the funds would be entitled to rely on one of the JT No-Action Letters.

Applicants believe that these Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments do not present a significant opportunity for overreaching on the part of any Adviser and thus do not warrant the time or the attention of the Board. Pro Rata Follow-On Investments and Non-Negotiated Follow-On Investments remain subject to the Board’s periodic review in accordance with Condition 10.

(b) Enhanced Review Follow-Ons

One or more Regulated Funds and/or one or more Affiliated Funds holding Pre-Boarding Investments may have the opportunity to make a Follow-On Investment that is a Potential Co-Investment Transaction in an issuer with respect to which they have not previously participated in a Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Follow-On Investment subject to the requirements of Condition 9. These enhanced review requirements constitute an “onboarding process” whereby Regulated Funds and Affiliated Funds may utilize the Order to participate in Co-Investment Transactions even though they already hold Pre-Boarding Investments. For a given issuer, the participating Regulated Funds and Affiliated Funds need to comply with these requirements only for the first Co-Investment Transaction. Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 8 under the standard review process.

4. Dispositions

The Regulated Funds and Affiliated Funds may be presented with opportunities to sell, exchange or otherwise dispose of securities in a transaction that would be prohibited by Rule 17d-1 or Section 57(a)(4), as applicable. If the Order is granted, such Dispositions will be made in a manner that, over time, is fair and equitable to all of the Regulated and Affiliated Funds and in accordance with procedures set forth in the proposed Conditions to the Order and discussed below.

The Order would divide these Dispositions into two categories: (i) if the Regulated Funds and Affiliated Funds holding investments in the issuer have previously participated in a Co-Investment Transaction with respect to the issuer and continue to hold any securities acquired in a Co-Investment Transaction for such issuer, then the terms and approval of the Disposition (hereinafter referred to as “Standard Review Dispositions”) would be subject to the process discussed in Section III.A.4.a. below and governed by Condition 6; and (ii) if the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer, then the terms and approval of the Disposition (hereinafter referred to as “Enhanced Review Dispositions”) would be subject to the same “onboarding process” discussed in Section III.A.4.b. below and governed by Condition 7.

(a) Standard Review Dispositions

A Regulated Fund may participate in a Standard Review Disposition either with the approval of the Required Majority using the standard procedures required under Condition 6(d) or, where certain additional requirements are met, without Board approval under Condition 6(c).

A Regulated Fund may participate in a Standard Review Disposition without obtaining the prior approval of the Required Majority if (i) the Disposition is a Pro Rata Disposition or (ii) the securities are Tradable Securities and the Disposition meets the other requirements of Condition 6(c) (ii).

A “Pro Rata Disposition” is a Disposition (i) in which the participation of each Affiliated Fund and each Regulated Fund is proportionate to its outstanding investment in the security subject to Disposition immediately preceding the Disposition;16 and (ii) in the case of a Regulated Fund, a majority of the Board has approved the Regulated Fund’s participation in pro rata Dispositions as being in the best interests of the Regulated Fund. The Regulated Fund’s Board may refuse to approve, or at any time rescind, suspend or qualify, their approval of Pro Rata Dispositions, in which case all subsequent Dispositions will be submitted to the Regulated Fund’s Eligible Directors.

[16]	See note 27, below.

In the case of a Tradable Security, approval of the required majority is not required for the Disposition if: (x) the Disposition is not to the issuer or any affiliated person of the issuer;17 and (y) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price. Pro Rata Dispositions and Dispositions of a Tradable Security remain subject to the Board’s periodic review in accordance with Condition 10.

(b) Enhanced Review Dispositions

One or more Regulated Funds and one or more Affiliated Funds that have not previously participated in a Co-Investment Transaction with respect to an issuer may have the opportunity to make a Disposition of Pre-Boarding Investments in a Potential Co-Investment Transaction. In these cases, the Regulated Funds and Affiliated Funds may rely on the Order to make such Disposition subject to the requirements of Condition 7. As discussed above, with respect to investment in a given issuer, the participating Regulated Funds and Affiliated Funds need only complete the onboarding process for the first Co-Investment Transaction, which may be an Enhanced Review Follow-On or an Enhanced Review Disposition.18 Subsequent Co-Investment Transactions with respect to the issuer will be governed by Condition 6 or 8 under the standard review process.

5. Use of Wholly-Owned Investment Subs

MFIC, AFT, AIF, ADS, ADCF, ASPM, MMAIPL, LA Fund or a Future Regulated Fund may, from time to time, form one or more Wholly-Owned Investment Subs. Such a subsidiary may be prohibited from investing in a Co-Investment Transaction with a Regulated Fund (other than its parent) or any Affiliated Fund because it would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) and Rule 17d-1. Applicants request that each Wholly-Owned Investment Sub be permitted to participate in Co-Investment Transactions in lieu of the Regulated Fund that owns it and that the Wholly-Owned Investment Sub’s participation in any such transaction be treated, for purposes of the Order, as though the parent Regulated Fund were participating directly.

Applicants note that an entity could not be both a Wholly-Owned Investment Sub and a BDC Downstream Fund because, in the former case, the Board of the parent Regulated Fund makes any determinations regarding the subsidiary’s investments while, in the latter case, the Independent Party makes such determinations.

[17]

In the case of a Tradable Security, Dispositions to the issuer or an affiliated person of the issuer are not permitted so that funds participating in the Disposition do not benefit to the detriment of Regulated Funds that remain invested in the issuer. For example, if a Disposition of a Tradable Security were permitted to be made to the issuer, the issuer may be reducing its short term assets (i.e., cash) to pay down long term liabilities.

[18]

However, with respect to an issuer, if a Regulated Fund’s first Co-Investment Transaction is an Enhanced Review Disposition, and the Regulated Fund does not dispose of its entire position in the Enhanced Review Disposition, then before such Regulated Fund may complete its first Standard Review Follow-On in such issuer, the Eligible Directors must review the proposed Follow-On Investment not only on a stand-alone basis but also in relation to the total economic exposure in such issuer (i.e., in combination with the portion of the Pre-Boarding Investment not disposed of in the Enhanced Review Disposition), and the other terms of the investments. This additional review is required because such findings were not required in connection with the prior Enhanced Review Disposition, but they would have been required had the first Co-Investment Transaction been an Enhanced Review Follow-On.

B.	Applicable Law

1. Section 17(d) and Section 57(a)(4)

Section 17(d) of the Act generally prohibits an affiliated person (as defined in Section 2(a)(3) of the Act), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such other participant.

Similarly, with regard to BDCs, Section 57(a)(4) prohibits certain persons specified in Section 57(b) from participating in a joint transaction with the BDC, or a company controlled by the BDC, in contravention of rules as prescribed by the Commission. In particular, Section 57(a)(4) applies to:

•	Any director, officer, employee, or member of an advisory board of a BDC or any person (other than the BDC itself) who is an affiliated person of the forgoing pursuant to Section 2(a)(3)(C); or

•

Any investment adviser or promoter of, general partner in, principal underwriter for, or person directly or indirectly either controlling, controlled by, or under common control with, a BDC (except the BDC itself and any person who, if it were not directly or indirectly controlled by the BDC, would not be directly or indirectly under the control of a person who controls the BDC);[19] or any person who is an affiliated person of any of the forgoing within the meaning of Section 2(a)(3)(C) or (D).

Pursuant to the foregoing application of Section 57(a)(4), BDC Downstream Funds on the one hand and other Regulated Funds and Affiliated Funds on the other, may not co-invest absent an exemptive order because the BDC Downstream Funds are controlled by a BDC and the Affiliated Funds and other Regulated Funds are included in Section 57(b).

Section 2(a)(3)(C) defines an “affiliated person” of another person to include any person directly or indirectly controlling, controlled by, or under common control with, such other person. Section 2(a)(3)(D) defines “any officer, director, partner, copartner, or employee” of an affiliated person as an affiliated person. Section 2(a)(9) defines “control” as the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with that company. Under Section 2(a)(9) a person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company. The Commission and its staff have indicated on a number of occasions their belief that an investment adviser that provides discretionary investment management services to a fund and that sponsored, selected the initial directors, and provides administrative or other non-advisory services to the fund, controls such fund, absent compelling evidence to the contrary.20

2. Rule 17d-1

Rule 17d-1 generally prohibits an affiliated person (as defined in Section 2(a)(3)), or an affiliated person of such affiliated person, of a registered investment company acting as principal, from effecting any transaction in which the registered investment company, or a company controlled by such registered company, is a joint or a joint and several participant, in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the registered investment company on a basis different from or less advantageous than that of such first or second tier affiliate. Rule 17d-1 generally prohibits participation by a registered investment

[19]

Also excluded from this category by Rule 57b-1 is any person who would otherwise be included (a) solely because that person is directly or indirectly controlled by a business development company, or (b) solely because that person is, within the meaning of Section 2(a)(3)(C) or (D), an affiliated person of a person described in (a) above.

[20]

See, e.g., SEC Rel. No. IC-4697 (Sept. 8, 1966) (“For purposes of Section 2(a)(3)(C), affiliation based upon control would depend on the facts of the given situation, including such factors as extensive interlocks of officers, directors or key personnel, common investment advisers or underwriters, etc.”); Lazard Freres Asset Management, SEC No-Action Letter (pub. avail. Jan. 10, 1997) (“While, in some circumstances, the nature of an advisory relationship may give an adviser control over its client’s management or policies, whether an investment company and another entity are under common control is a factual question...”).

company and an affiliated person (as defined in Section 2(a)(3)) or principal underwriter for that investment company, or an affiliated person of such affiliated person or principal underwriter, in any “joint enterprise or other joint arrangement or profit-sharing plan,” as defined in the rule, without prior approval by the Commission by order upon application.

Rule 17d-1 was promulgated by the Commission pursuant to Section 17(d) and made applicable to persons subject to Sections 57(a) and (d) by Section 57(i) to the extent specified therein. Section 57(i) provides that, until the Commission prescribes rules under Sections 57(a) and (d), the Commission’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a) or (d). Because the Commission has not adopted any rules under Section 57(a) or (d), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a) or (d).

Applicants seek relief pursuant to Rule 17d-1, which permits the Commission to authorize joint transactions upon application. In passing upon applications filed pursuant to Rule 17d-1, the Commission is directed by Rule 17d-1(b) to consider whether the participation of a registered investment company or controlled company thereof in the joint enterprise or joint arrangement under scrutiny is consistent with provisions, policies and purposes of the Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

The Commission has stated that Section 17(d), upon which Rule 17d-1 is based, and upon which Section 57(a)(4) was modeled, was designed to protect investment companies from self-dealing and overreaching by insiders. The Commission has also taken notice that there may be transactions subject to these prohibitions that do not present the dangers of overreaching.21 The Court of Appeals for the Second Circuit has enunciated a like rationale for the purpose behind Section 17(d): “The objective of [Section] 17(d)...is to prevent...injuring the interest of stockholders of registered investment companies by causing the company to participate on a basis different from or less advantageous than that of such other participants.”22 Furthermore, Congress acknowledged that the protective system established by the enactment of Section 57 is “similar to that applicable to registered investment companies under Section 17, and rules thereunder, but is modified to address concerns relating to unique characteristics presented by business development companies.”23

Applicants believe that the Conditions would ensure that the conflicts of interest that Section 17(d) and Section 57(a)(4) were designed to prevent would be addressed and the standards for an order under Rule 17d-1 and Section 57(i) would be met.

C.	Need for Relief

Co-Investment Transactions are prohibited by either or both of Rule 17d-1 and Sections 17(d) and 57(a)(4) without a prior exemptive order of the Commission to the extent that the Affiliated Funds and the Regulated Funds participating in such transactions fall within the category of persons described by Rule 17d-1 and/or Section 57(b), as modified by Rule 57b-1 thereunder, as applicable, vis-à-vis each participating Regulated Fund.

The Advisers are Apollo Advisers and Lord Abbett. An Apollo Adviser is the investment adviser to each Regulated Fund, except for the LA Fund which is advised by Lord Abbett and subadvised by an Apollo Adviser. The Future Regulated Funds will be (x) advised (and sub-advised, if applicable) by an Apollo Adviser or (y) advised by Lord Abbett and subadvised by an Apollo Adviser. An Adviser may be deemed to control the Fund, and any other Adviser will be controlling, controlled by, or under common control with either an Apollo Adviser or Lord Abbett. In addition, an Apollo Adviser is investment adviser to each of the Existing Affiliated Funds. The Affiliated Funds will be advised (and sub-advised, if applicable) by an Apollo Adviser. The Apollo Proprietary Accounts will be advised (and sub-advised, if applicable) by an Apollo Adviser. The Regulated Funds may be deemed to be under common control, and thus affiliated persons of each other under Section 2(a)(3)(C) of the Act. In addition, the

[21]	See Protecting Investors: A Half-Century of Investment Company Regulation, 1504 Fed. Sec. L. Rep., Extra Edition (May 29, 1992) at 488 et seq.
[22]	Securities and Exchange Commission v. Talley Industries, Inc., 399 F.2d 396, 405 (2d Cir. 1968), cert. denied, 393 U.S. 1015 (1969).
[23]	H.Rep. No. 96-1341, 96th Cong., 2d Sess. 45 (1980) reprinted in 1980 U.S.C.C.A.N. 4827.

Affiliated Funds may be deemed to be under common control with the Regulated Funds, and thus affiliated persons of each Regulated Fund under Section 2(a)(3)(C) of the Act. Thus, each of the Affiliated Funds could be deemed to be a person related to the Regulated Funds in a manner described by Section 57(b) and related to the other Regulated Funds in a manner described by Rule 17d-1; and therefore the prohibitions of Rule 17d-1 and Section 57(a)(4) would apply respectively to prohibit the Affiliated Funds from participating in Co-Investment Transactions with the Regulated Funds.

Further, because the BDC Downstream Funds and Wholly-Owned Investment Subs are controlled by the Regulated Funds, the BDC Downstream Funds and Wholly-Owned Investment Subs are subject to Section 57(a)(4) (or Section 17(d) in the case of Wholly-Owned Investment Subs controlled by Regulated Funds that are registered under the Act), and thus also subject to the provisions of Rule 17d-1, and therefore would be prohibited from participating in Co-Investment Transactions without the Order.

In addition, because the Apollo Proprietary Accounts will be controlled by an Apollo Adviser and, therefore, may be under common control with MFIC, AIF, AFT, ADS, ADCF, ASPM, MMAIPL and LA Fund, the Advisers and any Future Regulated Funds, the Apollo Proprietary Accounts could be deemed to be persons related to the Regulated Funds (or a company controlled by the Regulated Funds) in a manner described by Section 17(d) or 57(b) and also prohibited from participating in the Co-Investment Program.

We are including Lord Abbett because Lord Abbett is the investment adviser to the LA Fund, however, Lord Abbett will be subject to Conditions 2(c)(iv), 13, 14 and 15 only. The Co-Investment Program will be controlled by Apollo because the Apollo Adviser to any Regulated Fund will be responsible for monitoring and complying with the conditions of the Order, subject to the oversight of the applicable Board. As a result, these relationships might cause a Regulated Fund and one or more other Regulated Funds and/or one or more Affiliated Funds participating in Co-Investment Transactions to be subject to Section 17(d) of the Act, and thus subject to the provisions of Rule 17d-l of the Act.

D.	Precedents

The Commission has granted co-investment relief on numerous occasions in recent years, including precedents involving subadvisers and proprietary accounts.24 Although the various precedents may involve somewhat different allocation formulae, approval procedures, and presumptions for co-investment transactions to protect the interests of public investors in the BDCs and registered investment companies than the ones described in this Application, Applicants submit that the formulae and procedures set forth as Conditions for the relief requested herein are consistent with the range of investor protections found in the cited orders.

The relief requested in this Application with respect to Follow-On Investments is consistent with the Prior Order granted to certain of the Applicants.25

[24]

See, e.g., Hartford Schroders Private Opportunities Fund, et al. (File No. 812-15304) Release No. 34915 (May 11, 2023) (notice), Release No. 34940 (June 6, 2023) (order); John Hancock Asset-Based Lending Fund, et al. (File No. 812-15286) Release No. 34690 (August 29, 2022) (notice), Release No. 34718 (September 26, 2022) (order); Calamos Aksia Alternative Credit and Income Fund, et al. (File No. 812-15448) Release No. 34911 (May 8, 2023) (notice), Release No. 34936 (June 2, 2023) (order); Bain Capital Specialty Finance, Inc., et al. (File No. 812-15222) Release No. 34422 (Nov. 22, 2021), Release No. 34445 (Dec. 20, 2021); and Main Street Capital Corporation, et al. (File No. 812-14979) Release No. 34103 (Nov. 23, 2020) (notice), Release No. 34146 (order); Stellus Capital Investment Corporation, et al (File No. 812-15255) Release No. 34556 (April 11, 2022) (notice), Release No. 34579 (May 9, 2022) (order); BlackRock Capital Investment Corporation, et al. (File No. 812-15259) Release No. 34535 (March 18, 2022) (notice), Release No. 34558 (April 14, 2022) (order); Panagram Capital, LLC, et al. (File No. 812-15267) Release No. 34531 (March 14, 2022) (notice), Release No. 34557 (April 11, 2022) (order); Onex Falcon Direct Lending BDC Fund, et al. (File No. 812-15234) Release No. 34523 (March 2, 2022) (notice), Release No. 34546 (March 29, 2022) (order); Jefferies Private Credit BDC Inc., et al. (File No. 812-15136) Release No. 34522 (March 2, 2022) (notice), Release No. 34551 (March 30, 2022) (order).

[25]	MidCap Financial Investment Corporation, et al. supra note 4.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

In accordance with Rule 17d-1 (made applicable to transactions subject to Section 57(a) by Section 57(i)), the Commission may grant the requested relief as to any particular joint transaction if it finds that the participation of the Regulated Funds in the joint transaction is consistent with the provisions, policies and purposes of the Act and is not on a basis different from or less advantageous than that of other participants. Applicants submit that allowing the Co-Investment Transactions described in this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and the shareholders thereof and (ii) the protections found in the Conditions.

As required by Rule 17d-1(b), the Conditions ensure that the terms on which Co-Investment Transactions may be made will be consistent with the participation of the Regulated Funds being on a basis that it is neither different from nor less advantageous than other participants, thus protecting the equity holders of any participant from being disadvantaged. The Conditions ensure that all Co-Investment Transactions are reasonable and fair to the Regulated Funds and their shareholders and do not involve overreaching by any person concerned, including the Advisers.

A.	Potential Benefits

In the absence of the relief sought hereby, in many circumstances the Regulated Funds would be limited in their ability to participate in attractive and appropriate investment opportunities. Section 17(d), Section 57(a)(4) and Rule 17d-1 should not prevent BDCs and registered closed-end investment companies from making investments that are in the best interests of their shareholders.

Each Regulated Fund and its shareholders will benefit from the ability to participate in Co-Investment Transactions. The Board, including the Required Majority, of each Regulated Fund has determined, or will determine, that it is in the best interests of the Regulated Fund to participate in Co-Investment Transactions because, among other matters, (i) the Regulated Fund should be able to participate in a larger number and greater variety of transactions; (ii) the Regulated Fund should be able to participate in larger transactions; (iii) the Regulated Fund should be able to participate in all opportunities approved by a Required Majority or otherwise permissible under the Order rather than risk underperformance through rotational allocation of opportunities among the Regulated Funds; (iv) the Regulated Fund and any other Regulated Funds participating in the proposed investment should have greater bargaining power, more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (v) the Regulated Fund should be able to obtain greater attention and better deal flow from investment bankers and others who act as sources of investments; and (vi) the Conditions are fair to the Regulated Funds and their shareholders.

B.	Protective Representations And Conditions

The Conditions ensure that the proposed Co-Investment Transactions are consistent with the protection of each Regulated Fund’s shareholders and with the purposes intended by the policies and provisions of the Act. Specifically, the Conditions incorporate the following critical protections: (i) all Regulated Funds participating in the Co-Investment Transactions will invest at the same time (except that, subject to the limitations in the Conditions, the settlement date for an Affiliated Fund in a Co-Investment Transaction may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa), for the same price and with the same terms, conditions, class, registration rights and any other rights, so that none of them receives terms more favorable than any other; (ii) a Required Majority of each Regulated Fund must approve various investment decisions (not including transactions completed on a pro rata basis pursuant to Conditions 6(c)(i) and 8(b)(i) or otherwise not requiring Board approval) with respect to such Regulated Fund in accordance with the Conditions; and (iii) the Regulated Funds are required to retain and maintain certain records.

Applicants believe that participation by the Regulated Funds in Pro Rata Follow-On Investments and Pro Rata Dispositions, as provided in Conditions 6(c)(i) and 8(b)(i), is consistent with the provisions, policies and purposes of the Act and will not be made on a basis different from or less advantageous than that of other participants. A formulaic approach, such as pro rata investment or disposition eliminates the possibility for overreaching and unnecessary prior review by the Board. Applicants note that the Commission has adopted a similar pro rata approach in the context of Rule 23c-2, which relates to the redemption by a closed-end investment company of less than all of a class of its securities, indicating the general fairness and lack of overreaching that such approach provides.

Applicants also believe that the participation by the Regulated Funds in Non-Negotiated Follow-On Investments and in Dispositions of Tradable Securities without the approval of a Required Majority is consistent with the provisions, policies and purposes of the Act as there is no opportunity for overreaching by affiliates.

If an Adviser, its principals, or any person controlling, controlled by, or under common control with the Adviser or its principals, and the Affiliated Funds (collectively, the “Holders”) own in the aggregate more than 25 percent of the outstanding voting shares of a Regulated Fund (the “Shares”), then the Holders will vote such Shares as required under Condition 15.

In sum, the Applicants believe that the Conditions would ensure that each Regulated Fund that participates in any type of Co-Investment Transaction does not participate on a basis different from, or less advantageous than, that of such other participants for purposes of Section 17(d) or Section 57(a)(4) and the Rules under the Act. As a result, Applicants believe that the participation of the Regulated Funds in Co-Investment Transactions in accordance with the Conditions would be consistent with the provisions, policies, and purposes of the Act, and would be done in a manner that was not different from, or less advantageous than, the other participants.

V.	CONDITIONS

Applicants agree that any Order granting the requested relief shall be subject to the following Conditions:

1. Identification and Referral of Potential Co-Investment Transactions

(a) The Apollo Advisers will establish, maintain and implement policies and procedures reasonably designed to ensure that each Apollo Adviser is promptly notified of all Potential Co-Investment Transactions that fall within the then-current Objectives and Strategies and Board-Established Criteria of any Regulated Fund the Apollo Adviser manages.

(b) When an Apollo Adviser to a Regulated Fund is notified of a Potential Co-Investment Transaction under Condition 1(a), the Apollo Adviser will make an independent determination of the appropriateness of the investment for the Regulated Fund in light of the Regulated Fund’s then-current circumstances.

2. Board Approvals of Co-Investment Transactions

(a) If the Apollo Adviser deems a Regulated Fund’s participation in any Potential Co-Investment Transaction to be appropriate for the Regulated Fund, it will then determine an appropriate level of investment for the Regulated Fund.

(b) If the aggregate amount recommended by the Apollo Advisers to be invested in the Potential Co-Investment Transaction by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, the investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above. Each Apollo Adviser to a participating Regulated Fund will promptly notify and provide the Eligible Directors with information concerning the Affiliated Funds’ and Regulated Funds’ order sizes to assist the Eligible Directors with their review of the applicable Regulated Fund’s investments for compliance with these Conditions.

(c) After making the determinations required in Condition 1(b) above, each Apollo Adviser to a participating Regulated Fund will distribute written information concerning the Potential Co-Investment Transaction (including the amount proposed to be invested by each participating Regulated Fund and each participating Affiliated Fund) to the Eligible Directors of its participating Regulated Fund(s) for their consideration. A Regulated Fund will enter into a Co-Investment Transaction with one or more other Regulated Funds or Affiliated Funds only if, prior to the Regulated Fund’s participation in the Potential Co-Investment Transaction, a Required Majority concludes that:

(i) the terms of the transaction, including the consideration to be paid, are reasonable and fair to the Regulated Fund and its equity holders and do not involve overreaching in respect of the Regulated Fund or its equity holders on the part of any person concerned;

(ii) the transaction is consistent with:

(A) the interests of the Regulated Fund’s equity holders; and

(B) the Regulated Fund’s then-current Objectives and Strategies;

(iii) the investment by any other Regulated Fund(s) or Affiliated Fund(s) would not disadvantage the Regulated Fund, and participation by the Regulated Fund would not be on a basis different from, or less advantageous than, that of any other Regulated Fund(s) or Affiliated Fund(s) participating in the transaction; provided that the Required Majority shall not be prohibited from reaching the conclusions required by this Condition 2(c)(iii) if:

(A) the settlement date for another Regulated Fund or an Affiliated Fund in a Co-Investment Transaction is later than the settlement date for the Regulated Fund by no more than ten business days or earlier than the settlement date for the Regulated Fund by no more than ten business days, in either case, so long as: (x) the date on which the commitment of the Affiliated Funds and Regulated Funds is made is the same; and (y) the earliest settlement date and the latest settlement date of any Affiliated Fund or Regulated Fund participating in the transaction will occur within ten business days of each other; or

(B) any other Regulated Fund or Affiliated Fund, but not the Regulated Fund itself, gains the right to nominate a director for election to a portfolio company’s board of directors, the right to have a board observer or any similar right to participate in the governance or management of the portfolio company so long as: (x) the Eligible Directors will have the right to ratify the selection of such director or board observer, if any; (y) the Apollo Adviser agrees to, and does, provide periodic reports to the Regulated Fund’s Board with respect to the actions of such director or the information received by such board observer or obtained through the exercise of any similar right to participate in the governance or management of the portfolio company; and (z) any fees or other compensation that any other Regulated Fund or Affiliated Fund or any affiliated person of any other Regulated Fund or Affiliated Fund receives in connection with the right of one or more Regulated Funds or Affiliated Funds to nominate a director or appoint a board observer or otherwise to participate in the governance or management of the portfolio company will be shared proportionately among any participating Affiliated Funds (who may, in turn, share their portion with their affiliated persons) and any participating Regulated Fund(s) in accordance with the amount of each such party’s investment; and

(iv) the proposed investment by the Regulated Fund will not involve compensation, remuneration or a direct or indirect26 financial benefit to the Advisers, any other Regulated Fund, the Affiliated Funds or any affiliated person of any of them (other than the parties to the Co-Investment Transaction), except (A) to the extent permitted by Condition 14, (B) to the extent permitted by Section 17(e) or 57(k), as applicable, (C) indirectly, as a result of an interest in the securities issued by one of the parties to the Co-Investment Transaction, or (D) in the case of fees or other compensation described in Condition 2(c)(iii)(B)(z).

[26]

For example, procuring the Regulated Fund’s investment in a Potential Co-Investment Transaction to permit an affiliate to complete or obtain better terms in a separate transaction would constitute an indirect financial benefit.

3. Right to Decline. Each Regulated Fund has the right to decline to participate in any Potential Co-Investment Transaction or to invest less than the amount proposed.

4. General Limitation. Except for Follow-On Investments made in accordance with Conditions 8 and 9 below,27 a Regulated Fund will not invest in reliance on the Order in any issuer in which a Related Party has an investment.

5. Same Terms and Conditions. A Regulated Fund will not participate in any Potential Co-Investment Transaction unless (i) the terms, conditions, price, class of securities to be purchased, date on which the commitment is entered into and registration rights (if any) will be the same for each participating Regulated Fund and Affiliated Fund and (ii) the earliest settlement date and the latest settlement date of any participating Regulated Fund or Affiliated Fund will occur as close in time as practicable and in no event more than ten business days apart. The grant to one or more Regulated Funds or Affiliated Funds, but not the respective Regulated Fund, of the right to nominate a director for election to a portfolio company’s board of directors, the right to have an observer on the board of directors or similar rights to participate in the governance or management of the portfolio company will not be interpreted so as to violate this Condition 5, if Condition 2(c)(iii)(B) is met.

6. Standard Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of an interest in a security and one or more Regulated Funds and Affiliated Funds have previously participated in a Co-Investment Transaction with respect to the issuer, then:

(i) the Apollo Adviser to such Regulated Fund or Affiliated Fund28 will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time; and

(ii) the Apollo Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition.

(b) Same Terms and Conditions. Each Regulated Fund will have the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and conditions as those applicable to the Affiliated Funds and any other Regulated Fund.

(c) No Board Approval Required. A Regulated Fund may participate in such a Disposition without obtaining prior approval of the Required Majority if:

(i) (A) the participation of each Regulated Fund and Affiliated Fund in such Disposition is proportionate to its then-current holding of the security (or securities) of the issuer that is (or are) the subject of the Disposition;29 (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in such Dispositions on a pro rata basis (as described in greater detail in the Application); and (C) the Board of the Regulated Fund is provided on a quarterly basis with a list of all Dispositions made in accordance with this Condition; or

[27]	This exception applies only to Follow-On Investments by a Regulated Fund in issuers in which that Regulated Fund already holds investments.
[28]	Any Apollo Proprietary Account that is not advised by an Apollo Adviser is itself deemed to be an Apollo Adviser for purposes of Conditions 6(a)(i), 7(a)(i), 8(a)(i) and 9(a)(i).
[29]

In the case of any Disposition, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Disposition.

(ii) each security is a Tradable Security and (A) the Disposition is not to the issuer or any affiliated person of the issuer; and (B) the security is sold for cash in a transaction in which the only term negotiated by or on behalf of the participating Regulated Funds and Affiliated Funds is price.

(d) Standard Board Approval. In all other cases, the Apollo Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that it is in the Regulated Fund’s best interests.

7. Enhanced Review Dispositions.

(a) General. If any Regulated Fund or Affiliated Fund elects to sell, exchange or otherwise dispose of a Pre-Boarding Investment in a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Apollo Adviser to such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds an investment in the issuer of the proposed Disposition at the earliest practical time;

(ii) the Apollo Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to participation by such Regulated Fund in the Disposition; and

(iii) the Apollo Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Apollo Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Disposition solely to the extent that a Required Majority determines that:

(i) the Disposition complies with Condition 2(c)(i), (ii), (iii)(A), and (iv).

(ii) the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 or Rule 17d-1, as applicable, and records the basis for the finding in the Board minutes.

(c) Additional Requirements: The Disposition may only be completed in reliance on the Order if:

(i) Same Terms and Conditions. Each Regulated Fund has the right to participate in such Disposition on a proportionate basis, at the same price and on the same terms and Conditions as those applicable to the Affiliated Funds and any other Regulated Fund;

(ii) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(iii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iv) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial30 in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(v) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

8. Standard Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer and the Regulated Funds and Affiliated Funds holding investments in the issuer previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Apollo Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time; and

(ii) the Apollo Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund.

(b) No Board Approval Required. A Regulated Fund may participate in the Follow-On Investment without obtaining prior approval of the Required Majority if:

(i) (A) the proposed participation of each Regulated Fund and each Affiliated Fund in such investment is proportionate to its outstanding investments in the issuer or the security at issue, as appropriate,31 immediately preceding the Follow-On Investment; and (B) the Board of the Regulated Fund has approved as being in the best interests of the Regulated Fund the ability to participate in Follow-On Investments on a pro rata basis (as described in greater detail in this Application); or

[30]

In determining whether a holding is “immaterial” for purposes of the Order, the Required Majority will consider whether the nature and extent of the interest in the transaction or arrangement is sufficiently small that a reasonable person would not believe that the interest affected the determination of whether to enter into the transaction or arrangement or the terms of the transaction or arrangement.

[31]

To the extent that a Follow-On Investment opportunity is in a security or arises in respect of a security held by the participating Regulated Funds and Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the security in question immediately preceding the Follow-On Investment using the most recent available valuation thereof. To the extent that a Follow-On Investment opportunity relates to an opportunity to invest in a security that is not in respect of any security held by any of the participating Regulated Funds or Affiliated Funds, proportionality will be measured by each participating Regulated Fund’s and Affiliated Fund’s outstanding investment in the issuer immediately preceding the Follow-On Investment using the most recent available valuation thereof.

(ii) it is a Non-Negotiated Follow-On Investment.

(c) Standard Board Approval. In all other cases, the Apollo Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority makes the determinations set forth in Condition 2(c). If the only previous Co-Investment Transaction with respect to the issuer was an Enhanced Review Disposition the Eligible Directors must complete this review of the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms of the investment.

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Apollo Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

9. Enhanced Review Follow-Ons.

(a) General. If any Regulated Fund or Affiliated Fund desires to make a Follow-On Investment in an issuer that is a Potential Co-Investment Transaction and the Regulated Funds and Affiliated Funds holding investments in the issuer have not previously participated in a Co-Investment Transaction with respect to the issuer:

(i) the Apollo Adviser to each such Regulated Fund or Affiliated Fund will notify each Regulated Fund that holds securities of the portfolio company of the proposed transaction at the earliest practical time;

(ii) the Apollo Adviser to each Regulated Fund that holds an investment in the issuer will formulate a recommendation as to the proposed participation, including the amount of the proposed investment, by such Regulated Fund; and

(iii) the Apollo Advisers will provide to the Board of each Regulated Fund that holds an investment in the issuer all information relating to the existing investments in the issuer of the Regulated Funds and Affiliated Funds, including the terms of such investments and how they were made, that is necessary for the Required Majority to make the findings required by this Condition.

(b) Enhanced Board Approval. The Apollo Adviser will provide its written recommendation as to the Regulated Fund’s participation to the Eligible Directors, and the Regulated Fund will participate in such Follow-On Investment solely to the extent that a Required Majority reviews the proposed Follow-On Investment both on a stand-alone basis and together with the Pre-Boarding Investments in relation to the total economic exposure and other terms and makes the determinations set forth in Condition 2(c). In addition, the Follow-On Investment may only be completed in reliance on the Order if the Required Majority of each participating Regulated Fund determines that the making and holding of the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable. The basis for the Board’s findings will be recorded in its minutes.

(c) Additional Requirements. The Follow-On Investment may only be completed in reliance on the Order if:

(i) Original Investments. All of the Affiliated Funds’ and Regulated Funds’ investments in the issuer are Pre-Boarding Investments;

(ii) Advice of counsel. Independent counsel to the Board advises that the making and holding of the investments in the Pre-Boarding Investments were not prohibited by Section 57 (as modified by Rule 57b-1) or Rule 17d-1, as applicable;

(iii) Multiple Classes of Securities. All Regulated Funds and Affiliated Funds that hold Pre-Boarding Investments in the issuer immediately before the time of completion of the Co-Investment Transaction hold the same security or securities of the issuer. For the purpose of determining whether the Regulated Funds and Affiliated Funds hold the same security or securities, they may disregard any security held by some but not all of them if, prior to relying on the Order, the Required Majority is presented with all information necessary to make a finding, and finds, that: (x) any Regulated Fund’s or Affiliated Fund’s holding of a different class of securities (including for this purpose a security with a different maturity date) is immaterial in amount, including immaterial relative to the size of the issuer; and (y) the Board records the basis for any such finding in its minutes. In addition, securities that differ only in respect of issuance date, currency, or denominations may be treated as the same security; and

(iv) No control. The Affiliated Funds, the other Regulated Funds and their affiliated persons (within the meaning of Section 2(a)(3)(C) of the Act), individually or in the aggregate, do not control the issuer of the securities (within the meaning of Section 2(a)(9) of the Act).

(d) Allocation. If, with respect to any such Follow-On Investment:

(i) the amount of the opportunity proposed to be made available to any Regulated Fund is not based on the Regulated Funds’ and the Affiliated Funds’ outstanding investments in the issuer or the security at issue, as appropriate, immediately preceding the Follow-On Investment; and

(ii) the aggregate amount recommended by the Apollo Advisers to be invested in the Follow-On Investment by the participating Regulated Funds and any participating Affiliated Funds, collectively, exceeds the amount of the investment opportunity, then the Follow-On Investment opportunity will be allocated among them pro rata based on the size of the Internal Orders, as described in section III.A.1.b. above.

(e) Other Conditions. The acquisition of Follow-On Investments as permitted by this Condition will be considered a Co-Investment Transaction for all purposes and subject to the other Conditions set forth in this application.

10. Board Reporting, Compliance and Annual Re-Approval

(a) Each Apollo Adviser to a Regulated Fund will present to the Board of each Regulated Fund, on a quarterly basis, and at such other times as the Board may request, (i) a record of all investments in Potential Co-Investment Transactions made by any of the other Regulated Funds or any of the Affiliated Funds during the preceding quarter that fell within the Regulated Fund’s then-current Objectives and Strategies and Board-Established Criteria that were not made available to the Regulated Fund, and an explanation of why such investment opportunities were not made available to the Regulated Fund; (ii) a record of all Follow-On Investments in and Dispositions of investments in any issuer in which the

Regulated Fund holds any investments by any Affiliated Fund or other Regulated Fund during the prior quarter; and (iii) all information concerning Potential Co-Investment Transactions and Co-Investment Transactions, including investments made by other Regulated Funds or Affiliated Funds that the Regulated Fund considered but declined to participate in, so that the Independent Directors, may determine whether all Potential Co-Investment Transactions and Co-Investment Transactions during the preceding quarter, including those investments that the Regulated Fund considered but declined to participate in, comply with the Conditions.

(b) All information presented to the Regulated Fund’s Board pursuant to this Condition will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its staff.

(c) Each Regulated Fund’s chief compliance officer, as defined in rule 38a-1(a)(4), will prepare an annual report for its Board each year that evaluates (and documents the basis of that evaluation) the Regulated Fund’s compliance with the terms and Conditions of the application and the procedures established to achieve such compliance. In the case of a BDC Downstream Fund that does not have a chief compliance officer, the chief compliance officer of the BDC that controls the BDC Downstream Fund will prepare the report for the relevant Independent Party.

(d) The Independent Directors (including the non-interested members of each Independent Party) will consider at least annually whether continued participation in new and existing Co-Investment Transactions is in the Regulated Fund’s best interests.

11. Record Keeping. Each Regulated Fund will maintain the records required by Section 57(f)(3) of the Act as if each of the Regulated Funds were a BDC and each of the investments permitted under these Conditions were approved by the Required Majority under Section 57(f).

12. Director Independence. No Independent Director (including the non-interested members of any Independent Party) of a Regulated Fund will also be a director, general partner, managing member or principal, or otherwise be an “affiliated person” (as defined in the Act) of any Affiliated Fund.

13. Expenses. The expenses, if any, associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction (including, without limitation, the expenses of the distribution of any such securities registered for sale under the Securities Act) will, to the extent not payable by the Advisers under their respective advisory agreements with the Regulated Funds and the Affiliated Funds, be shared by the Regulated Funds and the participating Affiliated Funds in proportion to the relative amounts of the securities held or being acquired or disposed of, as the case may be.

14. Transaction Fees.32 Any transaction fee (including break-up, structuring, monitoring or commitment fees but excluding brokerage or underwriting compensation permitted by Section 17(e) or 57(k)) received in connection with any Co-Investment Transaction will be distributed to the participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in Section 26(a)(1), and the account will earn a competitive rate of interest that will also be divided pro rata among the participants. None of the Advisers, the Affiliated Funds, the other Regulated Funds or any affiliated person of the Affiliated Funds or the Regulated Funds will receive any additional compensation or remuneration of any kind as a result of or in connection with a Co-Investment Transaction other than (i) in the case of the Regulated Funds and the Affiliated Funds, the pro rata transaction fees described above and fees or other compensation described in Condition 2(c)(iii)(B)(z), (ii) brokerage or underwriting compensation permitted by Section 17(e) or 57(k) or (iii) in the case of the Advisers, investment advisory compensation paid in accordance with investment advisory agreements between the applicable Regulated Fund(s) or Affiliated Fund(s) and its Adviser.

[32]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.

15. Independence. If the Holders own in the aggregate more than 25 percent of the Shares of a Regulated Fund, then the Holders will vote such Shares in the same percentages as the Regulated Fund’s other shareholders (not including the Holders) when voting on (1) the election of directors; (2) the removal of one or more directors; or (3) any other matter under either the Act or applicable State law affecting the Board’s composition, size or manner of election.

VI.	PROCEDURAL MATTERS

A.	Communications

Please address all communications concerning this Application and the Notice and Order to:

Tanner Powell

Chief Executive Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

(212) 515-3450

tpowell@apollo.com

and

Kristin Hester

Chief Legal Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

(212) 515-3450

khester@apollo.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice and Order to:

David Blass, Esq.

Steven Grigoriou, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

David.Blass@stblaw.com

Steven.Grigoriou@stblaw.com

B.	Authorization

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 26th day of June, 2024.

APOLLO S3 PRIVATE MARKETS FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DIVERSIFIED CREDIT FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

MIDCAP FINANCIAL INVESTMENT CORPORATION

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO SENIOR FLOATING RATE FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO TACTICAL INCOME FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DEBT SOLUTIONS BDC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO INVESTMENT MANAGEMENT, L.P.

By:	ACC Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 RIC MANAGEMENT, L.P.

By:	Sliders Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA INFRASTRUCTURE FUND 1 LTD.

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Credit Management, LLC, its sub-advisor

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE DEBT FUND I, L.P.

By:	AGRE Debt Fund I GP, Ltd., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE U.S. REAL ESTATE FUND, L.P.

By:	AGRE NA Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT FUND, L.P.

By:	Apollo A-N Credit Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Management III LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND L.P.

By:	Apollo Total Return Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND II L.P.

By:	Apollo NA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II, L.P.

By:	Financial Credit Investment II Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III, L.P.

By:	Financial Credit Investment III Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACF EUROPE MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACREFI MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE-CRE DEBT MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE NA MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP L.P.

By:	Apollo Centre Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT (CLO), LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPE MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN SENIOR DEBT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES PARTNERS, L.P.

By:	Apollo Hercules Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INDIA CREDIT OPPORTUNITY MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO OASIS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOWER CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET PARTNERS, L.P.

By:	Apollo Union Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EMA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE (LUXEMBOURG) S.A R.L.

By:	AMI (Holdings), LLC, its sole shareholder

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.

By:	Apollo Commodities Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CO-INVESTMENT CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

MERX AVIATION FINANCE, LLC

By:	MidCap Financial Investment Corporation, its sole member

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO CAPITAL CREDIT ADVISER, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

MIDCAP FINCO HOLDINGS LIMITED

By:	/s/ Christopher Edson
Name: Christopher Edson
Title: Director

ACE CREDIT FUND, L.P.

By:	ACE Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOWER CREDIT FUND, L.P.

By:	Apollo Tower Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO OASIS PARTNERS, L.P.

By:	Apollo Oasis Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON CREDIT FUND, L.P.

By:	Apollo Chiron Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EUROPEAN MANAGED ACCOUNT II, L.P.

By:	Apollo/Cavenham EMA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND III (DOLLAR A), L.P.

By:	Apollo EPF Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV, L.P.

By:	Financial Credit Investment IV Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS II, L.P.

By:	Apollo ANRP Advisors II, L.P., its general partner

By:	Apollo ANRP Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS III, L.P.

By:	Apollo ANRP Advisors III, L.P., its general partner

By:	Apollo ANRP Capital Management III, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 1, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 2 (AUTO), L.P.

By:	Apollo Global Real Estate Management, L.P., its manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN OPPORTUNITIES FUND, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF OPPORTUNISTIC CREDIT PARTNERS (LUX), SCSP

By:	Apollo PPF Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALTERI INVESTMENTS II, SCSP

By:	Apollo Co-Investment Capital Management, LLC, its alternative investment fund manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND III, L.P.

By:	Apollo U.S. Real Estate Advisors III, L.P., its general partner

By:	Apollo U.S. Real Estate Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT, L.P.

By:	Apollo Hybrid Value Management GP, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE FUND, L.P.

By:	Apollo Hybrid Value Advisors, L.P., its general partner

By:	Apollo Hybrid Value Capital Management, LLC., its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE FUND II, L.P.

By:	Apollo Hybrid Value Management II, L.P., its investment manager

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT II, L.P.

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO IMPACT MISSION FUND, L.P.

By:	Apollo Impact Mission Advisors, L.P., its general partner

By:	Apollo Impact Mission Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO IMPACT MISSION MANAGEMENT, L.P.

By:	Apollo Impact Mission Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II, L.P.

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES MANAGEMENT II, L.P.

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND, L.P.

By:	Apollo Revolver Advisors, L.P., its general partner

By:	Apollo Revolver Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION PARTNERS, L.P.

By:	Apollo Strategic Origination Management, L.P., its investment manager

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION MANAGEMENT, L.P.

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR AVIATION FUND I, L.P.

By:	Apollo Navigator Management I, LLC, its investment manager

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR MANAGEMENT I, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMISSIMA DIVERSIFIED INCOME ICAV

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.SP.

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST NL S.C.Sp.

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MIDCAP US DIRECT LENDING 2019, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management G.P., LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMN LOAN FUND, L.P.

By:	Apollo Capital Management L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND II, L.P.

By:	Apollo Accord Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND III, L.P.

By:	Apollo Accord Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND III B, L.P.

By:	Apollo Accord Management III B, L.P., its investment manager

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III B, L.P.

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND IV, L.P.

By:	Apollo Accord Management IV, L.P., its investment manager

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT IV, L.P.

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA REAL ESTATE FUND II, L.P.

By:	Apollo Asia Management II, L.P., its investment manager

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA MANAGEMENT II, L.P.

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By:	Apollo Capital Management VII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT FUND VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd., its general partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Joseph Cohen
Name: Joseph Cohen
Title: Executive Vice President, Legal

APOLLO INVESTMENT FUND IX, L.P.

By:	Apollo Advisors IX, L.P., its general partner

By:	Apollo Capital Management IX, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

AEGON IRELAND PLC

By:	Apollo Asset Management Europe LLP, its investment manager

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ASSET MANAGEMENT EUROPE LLP

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ACCORD+ FUND (LUX), SCSP

By:	Apollo Accord+ Fund (Lux) GP, S.a r.l., its general partner

By:	Apollo Accord+ Advisors, L.P., its shareholder

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ OFFSHORE FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (OFFSHORE), L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II, L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (ATH), L.P.;

By:	Apollo Revolver Advisors II (ATH), L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II (ATH), L.P.

By:	Apollo Revolver Management II (ATH) GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II, L.P.

By:	Apollo Revolver Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND V, L.P.

By:	Apollo Accord Advisors V, L.P.

By:	Apollo Accord Advisors G.P. V, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND X, L.P.

By:	Apollo Advisors X, L.P., its general partner

By:	Apollo Capital Management X, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE, L.P.

By:	Apollo Total Return Fund – Investment Grade Advisors, L.P., its general partner

By:	Apollo Total Return Fund – Investment Grade Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT V, L.P.

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT X, L.P.

By:	AIF X Management, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE MANAGEMENT, L.P.

By:	Apollo Total Return Fund – Investment Grade Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACMP HOLDINGS, LLC

By:	/s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

APOLLO ALIGNED ALTERNATIVES, L.P.

By:	Apollo Aligned Alternatives Advisors, L.P., its general partner

By:	AAA Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

REDDING RIDGE ASSET MANAGEMENT, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ASSET-BACKED FINANCE FUND, L.P.

By:	Apollo Asset-Backed Finance Advisors, L.P., its general partner

By:	Apollo ABF Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (LEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (UNLEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DELPHI FUND, L.P.

By:	Apollo Delphi Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DEFINED RETURN FUND, L.P.

By:	Apollo Defined Return Advisors, L.P., its general partner

By:	Apollo Defined Return Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR A), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR B), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (EURO B1), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (LUX EURO B2), SCSP

By:	Apollo EPF Management IV, L.P., its investment manager

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT IV, L.P.

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD OFFSHORE FUND V, L.P.

By:	Apollo Accord Advisors V, L.P., its general partner

By:	Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND V (LUX), SCSP

By:	Apollo Accord Management V, L.P., its investment manager

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL OVERSEAS II, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL FUND, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CALLIOPE FUND, L.P.

By:	AP Calliope GP, L.P., its general partner

By:	AP Calliope (GP), LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DIGITAL ORIGIN PARTNERS, L.P.

By:	Apollo Digital Origin Management, L.P., its investment manager

By:	Apollo Digital Origin Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CORE INFRASTRUCTURE FUND, L.P.

By:	Apollo Core Infrastructure Advisors, L.P., its general partner

By:	Apollo Core Infrastructure Advisors GP, LLC, its general partner

By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings IV GP, Ltd., its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (LUX), SCSP

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (LUX), SCSP

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III, L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

RRE BRICATA 2 DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RRE ROYAL 2 DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RRE 16 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY (FKA: RRE PIONEER 1 DESIGNATED ACTIVITY COMPANY)

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 14 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 9 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 12 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 8 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 7 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 10 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 6 LOAN MANAGEMENT DAC

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 15 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 2 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 11 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 3 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 5 LOAN MANAGEMENT DESIGNATED COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 1 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY

By:	Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RR 1 LTD.

By:	Redding Ridge Asset Management LLC, Management Series 2

By:	Redding Ridge Holdings LP, its sole member
By:
Redding Ridge Advisors LLC, its general partner

By:	/s/ Kristin M. Hester
Name: Kristin M. Hester
Title: Vice President

RR 14 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 15 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 16 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 17 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 18 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 19 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 2 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 20 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 21 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 22 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 23 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 24 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 25 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 26 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 27 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 4 LTD.

By:	Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 5 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 6 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 7 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 8 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BERBERE 2 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BHUT JOLOKIA 3 LTD.

By:	Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR CAYENNE 4 LTD.

By:	Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR POBLANO 4 LTD.

By:	Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR REAPER BROWN CAROLINA 2 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR REAPER BROWN CAROLINA 3 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR TABASCO 1 LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AP TUNDRA HOLDINGS LLC

By:	AP Tundra Manager LLC, its managing member

By:	Apollo Principal Holdings VI, L.P., its sole member

By:	Apollo Principal Holdings VI GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ALM 2020, LTD.

By:	Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AOP FINANCE PARTNERS, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST SCSP DURATION FUND

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MERCER MULTI ASSET CREDIT FUND

By:	Apollo Management International LLP, its investment manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO HELIUS MULTI-CREDIT FUND I

By:	ACF Europe Management, LLC, its portfolio manager

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AAA AVIATION HOLDINGS, L.P.

By:	AAA Aviation GP, LLC, its general partner

By:	AAA Aviation Advisors, L.P., its sole member

By:	AAA Aviation Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA PENCIL HOLDINGS, L.P.

By:	Apollo Pencil Advisors, LP, its general partner

By:	Apollo Pencil Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA TUNDRA INVESTOR, L.P.

By:	Apollo Tundra Management, L.P., its investment manager

By:	Apollo Tundra Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ASPEN AMERICAN INSURANCE COMPANY

By:	Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

ASPEN SPECIALTY INSURANCE COMPANY

By:	Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

APOLLO CREDIT SECONDARIES FUND I, L.P.

By:	Apollo Credit Secondaries I GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO US BROADLY SYNDICATED LOANS FUND

By:	ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO OPPORTUNISTIC CREDIT FUND

By:	ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MMJV LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND (LUX), SCSP

By:	Apollo S3 Equity & Hybrid Solutions Offshore Partners (Lux) GP, S.a r.l., its general partner

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its sole shareholder

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND (TE 892), L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

LORD ABBETT FLEXIBLE INCOME FUND

By:	/s/ Randolf A. Stuzin
Name: Randolf A. Stuzin
Title: Vice President and Secretary

LORD ABBETT FIF ADVISOR LLC

By:	/s/ Randolf A. Stuzin
Name: Randolf A. Stuzin
Title: Chief Legal Officer

EXHIBIT A

Verification

The undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated June 26, 2024, for and on behalf of the Applicants, as the case may be, that he or she holds the office with such entity as indicated below and that all actions by the stockholders, directors, and other bodies necessary to authorize the undersigned to execute and file such Application have been taken. The undersigned further says that he or she is familiar with the instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information, and belief.

APOLLO S3 PRIVATE MARKETS FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DIVERSIFIED CREDIT FUND

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

MIDCAP FINANCIAL INVESTMENT CORPORATION

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO SENIOR FLOATING RATE FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO TACTICAL INCOME FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DEBT SOLUTIONS BDC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

MIDDLE MARKET APOLLO INSTITUTIONAL PRIVATE LENDING

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO INVESTMENT MANAGEMENT, L.P.
By:	ACC Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 RIC MANAGEMENT, L.P.

By:	Sliders Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA INFRASTRUCTURE FUND 1 LTD.

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Credit Management, LLC, its sub-advisor

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE DEBT FUND I, L.P.

By:	AGRE Debt Fund I GP, Ltd., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE U.S. REAL ESTATE FUND, L.P.

By:	AGRE NA Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT FUND, L.P.

By:	Apollo A-N Credit Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Management III LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND L.P.

By:	Apollo Total Return Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND II L.P.

By:	Apollo NA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II, L.P.

By:	Financial Credit Investment II Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III, L.P.

By:	Financial Credit Investment III Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACF EUROPE MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACREFI MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE-CRE DEBT MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE NA MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP L.P.

By:	Apollo Centre Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT (CLO), LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPE MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN SENIOR DEBT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES PARTNERS, L.P.

By:	Apollo Hercules Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INDIA CREDIT OPPORTUNITY MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO OASIS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOWER CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET PARTNERS, L.P.

By:	Apollo Union Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EMA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE (LUXEMBOURG) S.A R.L.

By:	AMI (Holdings), LLC, its sole shareholder

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.

By:	Apollo Commodities Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CO-INVESTMENT CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

MERX AVIATION FINANCE, LLC

By:	MidCap Financial Investment Corporation, its sole member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO CAPITAL CREDIT ADVISER, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

MIDCAP FINCO HOLDINGS LIMITED

By:	/s/ Christopher Edson
Name: Christopher Edson
Title: Director

ACE CREDIT FUND, L.P.

By:	ACE Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOWER CREDIT FUND, L.P.

By:	Apollo Tower Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO OASIS PARTNERS, L.P.

By:	Apollo Oasis Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON CREDIT FUND, L.P.

By:	Apollo Chiron Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EUROPEAN MANAGED ACCOUNT II, L.P.

By:	Apollo/Cavenham EMA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND III (DOLLAR A), L.P.

By:	Apollo EPF Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV, L.P.

By:	Financial Credit Investment IV Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS II, L.P.

By:	Apollo ANRP Advisors II, L.P., its general partner

By:	Apollo ANRP Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS III, L.P.

By:	Apollo ANRP Advisors III, L.P., its general partner

By:	Apollo ANRP Capital Management III, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 1, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 2 (AUTO), L.P.

By:	Apollo Global Real Estate Management, L.P., its manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN OPPORTUNITIES FUND, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF OPPORTUNISTIC CREDIT PARTNERS (LUX), SCSP

By:	Apollo PPF Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALTERI INVESTMENTS II, SCSP

By:	Apollo Co-Investment Capital Management, LLC, its alternative investment fund manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND III, L.P.

By:	Apollo U.S. Real Estate Advisors III, L.P., its general partner

By:	Apollo U.S. Real Estate Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT, L.P.

By:	Apollo Hybrid Value Management GP, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE FUND, L.P.

By:	Apollo Hybrid Value Advisors, L.P., its general partner

By:	Apollo Hybrid Value Capital Management, LLC., its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE FUND II, L.P.

By:	Apollo Hybrid Value Management II, L.P., its investment manager

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT II, L.P.

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO IMPACT MISSION FUND, L.P.

By:	Apollo Impact Mission Advisors, L.P., its general partner

By:	Apollo Impact Mission Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO IMPACT MISSION MANAGEMENT, L.P.

By:	Apollo Impact Mission Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II, L.P.

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES MANAGEMENT II, L.P.

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND, L.P.

By:	Apollo Revolver Advisors, L.P., its general partner

By:	Apollo Revolver Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION PARTNERS, L.P.

By:	Apollo Strategic Origination Management, L.P., its investment manager

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION MANAGEMENT, L.P.

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR AVIATION FUND I, L.P.

By:	Apollo Navigator Management I, LLC, its investment manager

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR MANAGEMENT I, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMISSIMA DIVERSIFIED INCOME ICAV

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.SP.

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST NL S.C.Sp.

By:	Apollo Management International LLP, its portfolio manager

By:	Apollo International Management Holdings, LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MIDCAP US DIRECT LENDING 2019, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management G.P., LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMN LOAN FUND, L.P.

By:	Apollo Capital Management L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND II, L.P.

By:	Apollo Accord Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND III, L.P.

By:	Apollo Accord Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND III B, L.P.

By:	Apollo Accord Management III B, L.P., its investment manager

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III B, L.P.

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND IV, L.P.

By:	Apollo Accord Management IV, L.P., its investment manager

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT IV, L.P.

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA REAL ESTATE FUND II, L.P.

By:	Apollo Asia Management II, L.P., its investment manager

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA MANAGEMENT II, L.P.

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisors VII, L.P., its general partner

By:	Apollo Capital Management VII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO INVESTMENT FUND VIII, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Vice President

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd., its general partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Joseph Cohen
Name: Joseph Cohen
Title: Executive Vice President, Legal

APOLLO INVESTMENT FUND IX, L.P.

By:	Apollo Advisors IX, L.P., its general partner

By:	Apollo Capital Management IX, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

AEGON IRELAND PLC

By:	Apollo Asset Management Europe LLP, its investment manager

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ASSET MANAGEMENT EUROPE LLP

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ACCORD+ FUND (LUX), SCSP

By:	Apollo Accord+ Fund (Lux) GP, S.a r.l., its general partner

By:	Apollo Accord+ Advisors, L.P., its shareholder

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ OFFSHORE FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (OFFSHORE), L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II, L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (ATH), L.P.;

By:	Apollo Revolver Advisors II (ATH), L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II (ATH), L.P.

By:	Apollo Revolver Management II (ATH) GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II, L.P.

By:	Apollo Revolver Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND V, L.P.

By:	Apollo Accord Advisors V, L.P.

By:	Apollo Accord Advisors G.P. V, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND X, L.P.

By:	Apollo Advisors X, L.P., its general partner

By:	Apollo Capital Management X, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE, L.P.

By:	Apollo Total Return Fund – Investment Grade Advisors, L.P., its general partner

By:	Apollo Total Return Fund – Investment Grade Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT V, L.P.

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT X, L.P.

By:	AIF X Management, LLC, its general partner

By:	/s/ James Elsworth
Name: James Elsworth
Title: Vice President

APOLLO TOTAL RETURN FUND—INVESTMENT GRADE MANAGEMENT, L.P.

By:	Apollo Total Return Fund – Investment Grade Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACMP HOLDINGS, LLC

By:	/s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

APOLLO ALIGNED ALTERNATIVES, L.P.

By:	Apollo Aligned Alternatives Advisors, L.P., its general partner

By:	AAA Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

REDDING RIDGE ASSET MANAGEMENT, LLC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO ASSET-BACKED FINANCE FUND, L.P.

By:	Apollo Asset-Backed Finance Advisors, L.P., its general partner

By:	Apollo ABF Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (LEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP II (UNLEVERED), L.P.

By:	Apollo Origination Advisors II, L.P., its general partner

By:	Apollo Origination Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DELPHI FUND, L.P.

By:	Apollo Delphi Advisors, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DEFINED RETURN FUND, L.P.

By:	Apollo Defined Return Advisors, L.P., its general partner

By:	Apollo Defined Return Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR A), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (DOLLAR B), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (EURO B1), L.P.

By:	Apollo EPF Advisors IV, L.P., its general partner

By:	Apollo EPF IV Capital Management, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND IV (LUX EURO B2), SCSP

By:	Apollo EPF Management IV, L.P., its investment manager

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT IV, L.P.

By:	Apollo EPF Management IV GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD OFFSHORE FUND V, L.P.

By:	Apollo Accord Advisors V, L.P., its general partner

By:	Apollo Accord Advisors GP V, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO ACCORD FUND V (LUX), SCSP

By:	Apollo Accord Management V, L.P., its investment manager

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL OVERSEAS II, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CLEAN TRANSITION CAPITAL FUND, L.P.

By:	Apollo Clean Transition Capital Advisors, L.P., its general partner

By:	ACTC Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CALLIOPE FUND, L.P.

By:	AP Calliope GP, L.P., its general partner

By:	AP Calliope (GP), LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO DIGITAL ORIGIN PARTNERS, L.P.

By:	Apollo Digital Origin Management, L.P., its investment manager

By:	Apollo Digital Origin Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO CORE INFRASTRUCTURE FUND, L.P.

By:	Apollo Core Infrastructure Advisors, L.P., its general partner

By:	Apollo Core Infrastructure Advisors GP, LLC, its general partner

By:	APH Holdings (DC), L.P., its sole member

By:	Apollo Principal Holdings IV GP, Ltd., its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors II, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors II GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II (LUX), SCSP

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (OVERSEAS), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (TE 892), L.P.

By:	Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By:	Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III (LUX), SCSP

By: Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By: Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND III, L.P.

By: Apollo Infrastructure Opportunities Advisors III, L.P., its general partner

By: Apollo Infrastructure Opportunities Advisors III GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

RRE BRICATA 2 DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RRE ROYAL 2 DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RRE 16 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY (FKA: RRE PIONEER 1 DESIGNATED ACTIVITY COMPANY) By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 14 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 9 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 12 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 8 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 7 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 10 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 6 LOAN MANAGEMENT DAC By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 15 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 2 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 11 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 3 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 5 LOAN MANAGEMENT DESIGNATED COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RRE 1 LOAN MANAGEMENT DESIGNATED ACTIVITY COMPANY By: Redding Ridge Asset Management (UK) LLP, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Authorized Signatory

RR 1 LTD. By: Redding Ridge Asset Management LLC, Management Series 2 By: Redding Ridge Holdings LP, its sole member By: Redding Ridge Advisors LLC, its general partner

By:	/s/ Kristin M. Hester
Name: Kristin M. Hester
Title: Vice President

RR 14 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 15 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 16 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 17 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 18 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 19 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 2 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 20 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 21 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 22 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 23 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 24 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 25 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 26 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 27 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 4 LTD. By: Redding Ridge Asset Management LLC, its asset manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 5 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 6 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 7 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR 8 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BERBERE 2 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR BHUT JOLOKIA 3 LTD. By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR CAYENNE 4 LTD. By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR POBLANO 4 LTD. By: Redding Ridge Asset Management LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR REAPER BROWN CAROLINA 2 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR REAPER BROWN CAROLINA 3 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

RR TABASCO 1 LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AP TUNDRA HOLDINGS LLC By: AP Tundra Manager LLC, its managing member By: Apollo Principal Holdings VI, L.P., its sole member By: Apollo Principal Holdings VI GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ALM 2020, LTD. By: Redding Ridge Asset Management LLC, its collateral manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

AOP FINANCE PARTNERS, L.P. By: Apollo Origination Advisors, L.P., its general partner By: AOP Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ATHORA LUX INVEST SCSP DURATION FUND By: Apollo Management International LLP, its portfolio manager By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MERCER MULTI ASSET CREDIT FUND By: Apollo Management International LLP, its investment manager By: Apollo International Management Holdings, LLC, its member

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO HELIUS MULTI-CREDIT FUND I By: ACF Europe Management, LLC, its portfolio manager By: Apollo Capital Management, L.P., its sole member By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AAA AVIATION HOLDINGS, L.P. By: AAA Aviation GP, LLC, its general partner By: AAA Aviation Advisors, L.P., its sole member By: AAA Aviation Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA PENCIL HOLDINGS, L.P. By: Apollo Pencil Advisors, LP, its general partner By: Apollo Pencil Advisors GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

AA TUNDRA INVESTOR, L.P. By: Apollo Tundra Management, L.P., its investment manager By: Apollo Tundra Management GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

ASPEN AMERICAN INSURANCE COMPANY By: Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

ASPEN SPECIALTY INSURANCE COMPANY By: Apollo Asset Management Europe PC LLP, solely in its capacity as investment manager and not in its individual corporate capacity

By:	/s/ Sundip Kalley
Name: Sundip Kalley
Title: Authorized Signatory

APOLLO CREDIT SECONDARIES FUND I, L.P. By: Apollo Credit Secondaries I GP, LLC, its general partner

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO US BROADLY SYNDICATED LOANS FUND By: ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

APOLLO OPPORTUNISTIC CREDIT FUND By: ACF Europe Management, LLC, its investment manager

By:	/s/ William B. Kuesel
Name: William B. Kuesel
Title: Vice President

MMJV LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND, L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS OFFSHORE FUND (LUX), SCSP

By:	Apollo S3 Equity & Hybrid Solutions Offshore Partners (Lux) GP, S.a r.l., its general partner

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its sole shareholder

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO S3 EQUITY & HYBRID SOLUTIONS FUND (TE 892), L.P.

By:	Apollo S3 Equity & Hybrid Solutions Advisors, L.P., its general partner

By:	Sliders Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

LORD ABBETT FLEXIBLE INCOME FUND

By:	/s/ Randolf A. Stuzin
Name: Randolf A. Stuzin
Title: Vice President and Secretary

LORD ABBETT FIF ADVISOR LLC

By:	/s/ Randolf A. Stuzin
Name: Randolf A. Stuzin
Title: Chief Legal Officer

APPENDIX A

Existing Advisers to Affiliated Funds

1.	ACE Credit Management, LLC
2.	AA Direct, L.P.
3.	ACF Europe Management, LLC
4.	ACREFI Management, LLC
5.	AGRE-CRE Debt Manager, LLC
6.	AGRE NA Management, LLC
7.	AP Kent Management, LLC
8.	Apollo Accord Management II, LLC
9.	Apollo Accord Management III, LLC
10.	Apollo Accord Management III B, L.P.
11.	Apollo Accord Management IV, L.P.
12.	Apollo Accord Management V, L.P.
13.	Apollo A-N Credit Management, LLC
14.	Apollo Asia Management II, L.P.
15.	Apollo Asset Management Europe LLP
16.	Apollo Atlas Management, LLC
17.	Apollo Capital Management, L.P.
18.	Apollo Centre Street Management, LLC
19.	Apollo Chiron Management, LLC
20.	Apollo Co-Investment Capital Management, LLC
21.	Apollo Commodities Management, L.P.
22.	Apollo Credit Management (CLO), LLC
23.	Apollo Credit Opportunity Management III, LLC
24.	Apollo EPF Management III, LLC
25.	Apollo Europe Management III, LLC
26.	Apollo European Senior Debt Management, LLC
27.	Apollo European Strategic Management, L.P.
28.	Apollo Global Real Estate Management, L.P.
29.	Apollo Hercules Management, LLC
30.	Apollo Hercules Partners, L.P.
31.	Apollo Hybrid Value Management, L.P.
32.	Apollo Hybrid Value Management II, L.P.
33.	Apollo Impact Mission Management, L.P.
34.	Apollo India Credit Opportunity Management, LLC
35.	Apollo Infrastructure Opportunities Management II, L.P.
36.	Apollo Insurance Solutions Group LP
37.	Apollo Investment Management Europe (Luxembourg) S.a r.l.
38.	Apollo Investment Management Europe LLP
39.	Apollo Kings Alley Credit Fund Management, LLC
40.	Apollo Lincoln Fixed Income Management, LLC
41.	Apollo Lincoln Private Credit Management, LLC
42.	Apollo Management International LLP
43.	Apollo Management IX, L.P.
44.	Apollo Management VII, L.P.
45.	Apollo Management VIII, L.P.
46.	Apollo Management X, L.P.
47.	Apollo Moultrie Credit Fund Management LLC
48.	Apollo NA Management II, LLC
49.	Apollo NA Management III, LLC
50.	Apollo Navigator Management I, LLC
51.	Apollo Oasis Management, LLC

52.	Apollo Origination Management, L.P.
53.	Apollo PPF Credit Strategies Management, LLC
54.	Apollo PPF Credit Management, LLC
55.	Apollo Revolver Capital Management, LLC
56.	Apollo ST Fund Management LLC
57.	Apollo Strategic Origination Management, L.P.
58.	Apollo Tactical Value SPN Management, LLC
59.	Apollo Total Return Fund—Investment Grade Management, L.P.
60.	Apollo Total Return Management LLC
61.	Apollo Tower Credit Management, LLC
62.	Apollo Union Street Management, LLC
63.	Apollo Zeus Strategic Management, LLC
64.	Apollo/Cavenham EMA Management II, LLC
65.	Financial Credit Investment II Manager, LLC
66.	Financial Credit Investment III Manager, LLC
67.	Financial Credit Investment IV Manager, LLC
68.	Apollo Accord+ Management, L.P.
69.	Apollo Revolver Management II (ATH), L.P.
70.	Apollo Revolver Management II, L.P.
71.	ACMP Holdings, LLC
72.	Apollo Aligned Alternatives, L.P.
73.	Redding Ridge Asset Management, LLC

Existing Affiliated Funds

1.	AA Infrastructure Fund 1 Ltd.
2.	ACE Credit Fund, L.P.
3.	Aegon Ireland plc
4.	AGRE Debt Fund I, L.P.
5.	AGRE U.S. Real Estate Fund, L.P.
6.	Alteri Investments II, SCSp
7.	Amissima Diversified Income ICAV
8.	AMN Loan Fund, L.P.
9.	AP Kent Credit Master Fund, L.P.
10.	Apollo Accord Master Fund II, L.P.
11.	Apollo Accord Master Fund III, L.P.
12.	Apollo Accord Fund III B, L.P.
13.	Apollo Accord Fund IV, L.P.
14.	Apollo Accord Fund V, L.P.
15.	Apollo A-N Credit Fund, L.P.
16.	Apollo Asia Real Estate Fund II, L.P.
17.	Apollo Atlas Master Fund, LLC
18.	Apollo Centre Street Partnership L.P.
19.	Apollo Chiron Credit Fund, L.P.
20.	Apollo Commercial Real Estate Finance, Inc.
21.	Apollo Credit Master Fund Ltd.
22.	Apollo Credit Opportunity Fund III LP
23.	Apollo Credit Strategies Master Fund Ltd.
24.	Apollo European Principal Finance Fund III (Dollar A), L.P.
25.	Apollo Hybrid Value Fund, L.P.
26.	Apollo Hybrid Value Fund II, L.P.
27.	Apollo Impact Mission Fund, L.P.
28.	Apollo Infrastructure Opportunities Fund II, L.P.

29.	Apollo Investment Fund IX, L.P.
30.	Apollo Investment Fund VII, L.P.
31.	Apollo Investment Fund VIII, L.P.
32.	Apollo Investment Fund X, L.P.
33.	Apollo Lincoln Fixed Income Fund, L.P.
34.	Apollo MidCap US Direct Lending 2019, L.P.
35.	Apollo Moultrie Credit Fund, L.P.
36.	Apollo Natural Resources Partners II, L.P.
37.	Apollo Natural Resources Partners III, L.P.
38.	Apollo Navigator Aviation Fund I, L.P.
39.	Apollo Oasis Partners, L.P.
40.	Apollo Origination Partnership, L.P.
41.	Apollo Palmetto Strategic Partnership, L.P.
42.	Apollo PPF Opportunistic Credit Partners (Lux), SCSp
43.	Apollo PPF Credit Strategies, LLC
44.	Apollo Revolver Fund, L.P.
45.	Apollo Strategic Origination Partners, L.P.
46.	Apollo Tactical Value SPN Investments, L.P.
47.	Apollo Total Return Fund—Investment Grade, L.P.
48.	Apollo Total Return Master Fund L.P.
49.	Apollo Tower Credit Fund, L.P.
50.	Apollo U.S. Real Estate Fund II L.P.
51.	Apollo U.S. Real Estate Fund III, L.P.
52.	Apollo Union Street Partners, L.P.
53.	Apollo/Cavenham European Managed Account II, L.P.
54.	Athora Lux Invest S.C.Sp.
55.	Financial Credit Investment II, L.P.
56.	Financial Credit Investment III, L.P.
57.	Financial Credit Investment IV, L.P.
58.	NNN Investor 1, L.P.
59.	NNN Investor 2 (Auto), L.P.
60.	NNN Opportunities Fund, L.P.
61.	Athora Lux Invest NL S.C.Sp.
62.	Apollo Accord+ Fund (Lux), SCSp
63.	Apollo Accord+ Offshore Fund, L.P.
64.	Apollo Accord+ Fund, L.P.
65.	Apollo Revolver Fund II (Offshore), L.P.
66.	Apollo Revolver Fund II, L.P.
67.	Apollo Revolver Fund II (ATH), L.P.
68.	Apollo Asset-Backed Finance Fund, L.P.
69.	Apollo Origination Partnership II (Levered), L.P.
70.	Apollo Origination Partnership II (Unlevered), L.P.
71.	Apollo Delphi Fund, L.P.
72.	Apollo Defined Return Fund, L.P.
73.	Apollo European Principal Finance Fund IV (Dollar A), L.P.
74.	Apollo European Principal Finance Fund IV (Dollar B), L.P.
75.	Apollo European Principal Finance Fund IV (Euro B1), L.P.
76.	Apollo European Principal Finance Fund IV (Lux Euro B2), SCSp
77.	Apollo EPF Management IV, L.P.
78.	Apollo Accord Offshore Fund V, L.P.
79.	Apollo Accord Fund V (Lux), SCSp
80.	Apollo Clean Transition Capital Overseas II, L.P.
81.	Apollo Clean Transition Capital Fund, L.P.
82.	Apollo Calliope Fund, L.P.
83.	Apollo Digital Origin Partners, L.P.
84.	Apollo Core Infrastructure Fund, L.P.

85.	Apollo Infrastructure Opportunities Fund II (Overseas), L.P.
86.	Apollo Infrastructure Opportunities Fund II (TE 892), L.P.
87.	Apollo Infrastructure Opportunities Fund II (Lux), SCSp
88.	Apollo Infrastructure Opportunities Fund III (Overseas), L.P.
89.	Apollo Infrastructure Opportunities Fund III (TE 892), L.P.
90.	Apollo Infrastructure Opportunities Fund III (Lux), SCSp
91.	Apollo Infrastructure Opportunities Fund III, L.P.
92.	RRE Bricata 2 Designated Activity Company
93.	RRE Royal 2 Designated Activity Company
94.	RRE 16 Loan Management Designated Activity Company
95.	RRE 14 Loan Management Designated Activity Company
96.	RRE 9 Loan Management Designated Activity Company
97.	RRE 12 Loan Management Designated Activity Company
98.	RRE 8 Loan Management Designated Activity Company
99.	RRE 7 Loan Management Designated Activity Company
100.	RRE 10 Loan Management Designated Activity Company
101.	RRE 6 Loan Management DAC
102.	RRE 15 Loan Management Designated Activity Company
103.	RRE 2 Loan Management Designated Activity Company
104.	RRE 11 Loan Management Designated Activity Company
105.	RRE 3 Loan Management Designated Activity Company
106.	RRE 5 Loan Management Designated Company
107.	RRE 1 Loan Management Designated Activity Company
108.	RR 1 Ltd.
109.	RR 14 Ltd.
110.	RR 15 Ltd.
111.	RR 16 Ltd.
112.	RR 17 Ltd.
113.	RR 18 Ltd.
114.	RR 19 Ltd.
115.	RR 2 Ltd.
116.	RR 20 Ltd.
117.	RR 21 Ltd.
118.	RR 22 Ltd.
119.	RR 23 Ltd.
120.	RR 24 Ltd.
121.	RR 25 Ltd.
122.	RR 26 Ltd.
123.	RR 27 Ltd.
124.	RR 4 Ltd.
125.	RR 5 Ltd.
126.	RR 6 Ltd.
127.	RR 7 Ltd.
128.	RR 8 Ltd.
129.	RR Berbere 2 Ltd.
130.	RR Bhut Jolokia 3 Ltd.
131.	RR Cayenne 4 Ltd.
132.	RR Poblano 4 Ltd.
133.	RR Reaper Brown Carolina 2 Ltd.
134.	RR Reaper Brown Carolina 3 Ltd.
135.	RR Tabasco 1 Ltd.
136.	AP Tundra Holdings LLC
137.	ALM 2020, Ltd.
138.	AOP Finance Partners, L.P.
139.	ATHORA Lux Invest SCSP Duration Fund
140.	Mercer Multi-Asset Credit Fund

141.	Apollo Helius Multi - Credit Fund I
142.	AAA Aviation Holdings, L.P.
143.	AA Pencil Holdings, L.P.
144.	AA Tundra Investor, L.P.
145.	Aspen American Insurance Company
146.	Aspen Specialty Insurance Company
147.	Apollo Credit Secondaries Fund I, L.P.
148.	Apollo US Broadly Syndicated Loans Fund
149.	Apollo Opportunistic Credit Fund
150.	MMJV LLC
151.	Apollo S3 Equity & Hybrid Solutions Fund, L.P.
152.	Apollo S3 Equity & Hybrid Solutions Offshore Fund, L.P.
153.	Apollo S3 Equity & Hybrid Solutions Offshore Fund (Lux), SCSp
154.	Apollo S3 Equity & Hybrid Solutions Fund (TE 892), L.P.

Apollo Proprietary Accounts

1.	Athene Holding Ltd.
2.	MidCap FinCo Holdings Limited

EXHIBIT B

Resolutions of the Board of Directors of MidCap Financial Investment Corporation (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of MidCap Financial Investment Corporation (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-1 under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate (the “Application”), as more fully set forth in the draft Application that has been presented to the Board, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

Adopted January 5, 2024

Resolutions of the Boards of Directors of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income

Fund Inc. (each, the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc. (each, the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-1 under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate (the “Application”), as more fully set forth in the draft Application that has been presented to the Board, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

Adopted January 5, 2024

Resolutions of the Board of Directors of Apollo Debt Solutions BDC (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Apollo Debt Solutions BDC (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-1 under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate (the “Application”), as more fully set forth in the draft Application that has been presented to the Board, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

Adopted January 5, 2024

Resolutions of the Board of Trustees of Apollo Diversified Credit Fund (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Apollo Diversified Credit Fund (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-1 under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate (the “Application”), as more fully set forth in the draft Application that has been presented to the Board, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

Adopted January 5, 2024

Resolutions of the Board of Trustees of Apollo S3 Private Markets Fund (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Apollo S3 Private Markets Fund (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-1 under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate (the “Application”), as more fully set forth in the draft Application that has been presented to the Board, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

Adopted January 5, 2024

Resolutions of the Board of Directors of Middle Market Apollo Institutional Private Lending Fund (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Middle Market Apollo Institutional Private Lending (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) the application for an order of exemption, including any amendments thereto, pursuant to Section 57(i) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-1 under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 57(a)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate (the “Application”), as more fully set forth in the draft Application that has been presented to the Board, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

Adopted June 24, 2024

Resolutions of the Sole Trustee (the “Trustee”) of Lord Abbett Flexible Income Fund (the “Fund”)

NOW, THEREFORE, BE IT RESOLVED, that the officers (the “Officers”) of Lord Abbett Flexible Income Fund (the “Fund”) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Securities and Exchange Commission (the “Commission”) the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 17d-1 under the Investment Company Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the Investment Company Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the Investment Company Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the Investment Company Act and rules thereunder as any such officer deems necessary or appropriate (the “Application”), as more fully set forth in the draft Application that has been presented to the Trustee, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the Investment Company Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

RESOLVED FURTHER, that the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof.

Adopted January 5, 2024